UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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KB HOME

(Name of Registrant as Specified In Its Charter)

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KB HOME
10990 Wilshire Boulevard
Los Angeles, California 90024
(310) 231-4000

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February 25, 2011

Dear Fellow Stockholder:

Your officers and directors join me in inviting you to attend the 2011 Annual Meeting of Stockholders of KB Home at 9:00 a.m., Pacific Time, on April 7, 2011 at The Wedgewood Ballroom of The Fairmont Miramar Hotel in Santa Monica, California.

The expected items of business for the meeting are described in detail in the attached Notice of 2011 Annual Meeting of Stockholders and Proxy Statement. We also will discuss our 2010 results and our plans for the future.

We look forward to seeing you on April 7.

Sincerely,

Jeffrey T. Mezger
President and Chief Executive Officer

Notice of 2011 Annual Meeting of Stockholders

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Time and Date:	9:00 a.m., Pacific Time, on Thursday, April 7, 2011.

Location:	The Wedgewood Ballroom, The Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California 90401.

Agenda:	(1) Elect ten directors, each to serve for a one-year term;

(2) Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending November 30, 2011;

(3) Approve an amendment to the KB Home 2010 Equity Incentive Plan (“2010 Plan”);

(4) Advisory vote to approve named executive officer compensation;

(5) Advisory vote on the frequency of an advisory vote to approve named executive officer compensation; and

(6) Any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

The accompanying Proxy Statement describes these items in more detail. We have not received notice of any other matters that may be properly presented at the meeting.

Record Date:	You can vote at the meeting and at any postponement or adjournment of the meeting if you were a stockholder of record on February 11, 2011.

Voting:	Please vote as soon as possible, even if you plan to attend the meeting, to ensure that your shares will be represented. You do not need to attend the meeting to vote if you vote before the meeting. If you are a holder of record, you may vote your shares via mail, telephone or the Internet. If your shares are held by a broker or financial institution, you must vote your shares as instructed by your broker or financial institution.

Annual Report	Copies of our Annual Report on Form 10-K for the fiscal year ended November 30, 2010 (the “Annual Report”), including audited financial statements, are being made available to stockholders concurrently with the accompanying Proxy Statement. We anticipate that these materials will first be made available on or about February 25, 2011.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on April 7, 2011: Our Proxy Statement and Annual Report are available online at www.kbhome.com/investor/proxy.

By Order of The Board of Directors,

Brian J. Woram
Executive Vice President, General Counsel and Secretary
Los Angeles, California
February 25, 2011

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Admission to the Annual Meeting

Only stockholders of record on February 11, 2011, authorized proxy holders of stockholders of record on February 11, 2011, and invited guests of the Board of Directors may attend the Annual Meeting. An admission ticket and picture identification (such as a valid driver’s license or passport) will be required to attend the Annual Meeting. A professional business dress code will be observed at the Annual Meeting.

If you are eligible and wish to attend the Annual Meeting, please send your request for an admission ticket in writing to William A. (Tony) Richelieu, Assistant Corporate Secretary, KB Home, 10990 Wilshire Boulevard, 7th Floor, Los Angeles, California 90024. All requests must be in writing and received on or before Friday, March 25, 2011 and include the following information:

If you are a stockholder of record	If you are a beneficial stockholder

•   A copy of a voting instruction form or a Notice of Internet Availability showing stockholder name and address;

•   Name, mailing address and contact telephone number of an authorized proxy representative, if one is appointed, plus a copy of the signed legal proxy; and

•   The complete address where your admission ticket should be mailed.

•   A copy of a brokerage account voting instruction form showing stockholder name and address, or a broker letter verifying record date ownership;

•   A copy of a brokerage account statement showing KB Home stock ownership on the record date; and

•   The complete address where your admission ticket should be mailed.

Please note any special assistance needs in your admission ticket request. Once your request is processed, an admission ticket will be mailed to you at the address provided.

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Internet Availability of Materials

In past years, we have mailed our proxy materials for our annual meetings of stockholders. This year, we are making our proxy materials available primarily via the Internet, and we encourage voting online or by telephone. These proxy materials include our Proxy Statement, our Annual Report and a voting instruction form. We are doing this to speed the delivery of proxy materials to our stockholders, to lower the costs of the Annual Meeting and to reduce the impact on the environment from printing and mailing proxy materials.

On February 25, 2011, we mailed a Notice of Internet Availability (“Notice”) that provides instructions on how to access and view our Proxy Statement, our Annual Report and other proxy materials, and to vote online or by telephone. To request a printed copy of our proxy materials, please follow the instructions on the Notice. Stockholders who previously elected to receive proxy materials electronically will continue to receive these materials and the Notice by e-mail, unless we are told otherwise.

Please note that you cannot vote your shares by marking the Notice and returning it.

i

KB HOME
10990 Wilshire Boulevard
Los Angeles, California 90024
(310) 231-4000

Proxy Statement
for the
2011 Annual Meeting of Stockholders

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General Information

What Is The Purpose of This Proxy Statement?

Your Board of Directors (the “Board”) is furnishing this Proxy Statement to you to solicit your proxy for our 2011 Annual Meeting of Stockholders. The items of business for the Annual Meeting are described in the accompanying Notice of 2011 Annual Meeting of Stockholders. This Proxy Statement contains information to help you decide how you want your shares to be voted. We anticipate that this Proxy Statement and a form of proxy will first be made available on or about February 25, 2011.

Who Can Vote?

Holders of record of the 76,946,368 shares of common stock outstanding at the close of business on the record date (February 11, 2011) are entitled to one vote for each share held. The trustee of our Grantor Stock Ownership Trust (the “GSOT”) will vote the 11,106,751 shares the GSOT held on the record date based on the instructions received from our employees who hold unexercised options under our employee equity compensation plans. Accordingly, a total of 88,053,119 shares are entitled to vote at the Annual Meeting. There is no right to cumulative voting.

Attending the Annual Meeting
Date:	Thursday, April 7, 2011
Place:	The Wedgewood Ballroom The Fairmont Miramar Hotel 101 Wilshire Boulevard Santa Monica, CA 90401
To Attend:

You must have an admission ticket and valid picture identification, as described above on page i. A professional business dress code will be observed. Parking is available at the meeting location. You may be subject to a security check
Note:	No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the Annual Meeting. Additional rules of conduct will apply at the meeting

Who is a “Holder of Record”?

If your shares are registered directly in your name with our transfer agent, BNY Mellon, you are considered the “holder of record” of those shares.

If your shares are held in a stock brokerage account or by a financial institution or other holder of record, you are a beneficial owner of those shares held in “street name.” If you are a beneficial owner, for ease of reference, this Proxy Statement will use the term “broker” to describe the person or institution that is the holder of record of your shares.

Proxy Solicitation Costs

We will pay the cost to solicit proxies for the Annual Meeting. In addition to this Proxy Statement, our officers, directors and other employees may solicit proxies personally or in writing or by telephone, facsimile or email for no additional compensation. We will, if requested, reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable expenses in providing material to their principals. We have hired Georgeson Inc., a professional soliciting organization, to assist us in proxy solicitation and in distributing proxy materials. For these services, we will pay Georgeson a fee of $9,000, plus reimbursement for out-of-pocket expenses.

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Voting Information

Quorum Requirement	For stockholders to take action at the Annual Meeting, a majority of the shares of our common stock outstanding on the record date must be present or represented at the Annual Meeting. Abstentions and “broker non-votes” are counted for this purpose.

Broker Non-Votes	A “broker non-vote” arises when a broker does not receive instructions from a beneficial owner and does not have the discretionary authority to vote on an item. For this Annual Meeting, we understand that brokers have discretionary authority to vote only on the proposal to ratify the appointment of our independent registered public accounting firm. Accordingly, if you are a beneficial owner, you must instruct your broker on how you want your shares to be voted on the other proposals that will be considered at the Annual Meeting in order for your shares to be counted for those items.

Proxy Voting	Holders of record may vote by proxy via mail, telephone or the Internet as described in the proxy materials. If you are a beneficial owner, your broker should send you proxy voting materials and instructions, and may do so electronically.

Voting at the Annual Meeting	Holders of record (or someone designated by a signed legal proxy) may vote in person at the Annual Meeting. If you are a beneficial owner, you must obtain a legal proxy from your broker and present it with your ballot. Voting at the Annual Meeting will replace any prior proxy voting.

Voting By Named Proxies	The named proxies for the Annual Meeting – Jeffrey T. Mezger and Brian J. Woram (or their duly authorized designees) – will follow submitted proxy voting instructions. They will vote as the Board recommends as to any submitted instructions that do not direct how to vote on any item, and will vote on any other matters properly presented at the Annual Meeting in their judgment.

Closing of Polls	Polls will close at approximately 9:30 a.m., Pacific Time, on April 7, 2011. Holders of record may vote via the Internet and telephone until 11:59 p.m., Eastern Time, on April 6, 2011. Proxy voting instructions for shares held by the KB Home Common Stock Fund in our 401(k) Savings Plan or the GSOT must be received by 11:59 p.m., Eastern Time on April 5, 2011. Each broker sets proxy voting deadlines for its beneficial owners.

Changing Your Vote	Holders of record may revoke proxy votes at any time before polls close by submitting a later vote: (i) in person at the Annual Meeting, (ii) via mail, telephone or the Internet before the above-listed deadlines, or (iii) to the Corporate Secretary at the address listed below under the heading “Corporate Governance Highlights” by our close of business on April 6, 2011. If you are a beneficial owner, you must contact your broker to revoke any prior voting instructions. There are no dissenters’ rights or rights of appraisal with respect to any item to be acted upon at the Annual Meeting.

Votes Required to Approve or Adopt Proposals	Election of Directors. To be elected, each director nominee must receive a majority of votes cast in favor (i.e., the votes cast for a nominee’s election must exceed the votes cast against the nominee’s election). Shares that are not present or represented at the Annual Meeting and abstentions will not affect the election outcome.

Other Proposals: Except for the advisory vote on the frequency of an advisory vote to approve named executive officer compensation (“frequency vote”), approval of each of the other proposals requires the affirmative vote of a majority of the shares present or represented, and entitled to vote thereon, at the Annual Meeting, and abstentions will have the same effect as an “against” vote. Broker non-votes will affect only the proposal to approve the amendment to the 2010 Plan, where they will have the same effect as an “against” vote if the total votes cast on the proposal do not exceed 50% of the shares of our outstanding common stock. For the frequency vote, the option receiving a plurality of the votes cast on the proposal will be deemed the preferred option of stockholders.

Inspectors of Elections	We have engaged our transfer agent to count the votes and act as an independent inspector of election. William A. (Tony) Richelieu, Assistant Corporate Secretary, will also act as an inspector of election.

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Corporate Governance and Board Matters

 CORPORATE GOVERNANCE

H	• Ten Board members – nine independent members, including an independent Non-Executive Chairman
I	• Full Board elected annually using a majority vote standard
G	• Standing Board Committees are entirely composed of independent directors
H	• All incumbent directors standing for re-election attended at least 75% of Board-related meetings
L	• Non-employee directors are subject to an equity ownership requirement during their Board service
I	• Our Certificate of Incorporation, By-laws, Corporate Governance Principles, Charters for all Board
G	Committees, and Ethics Policy are available online at www.kbhome.com/investor/corporategovernance
H	• As set forth in our Corporate Governance Principles, any interested party may write to the Board,
T	the Non-Executive Chairman of the Board or to any non-employee director in care of our Corporate
S	Secretary at KB Home, 10990 Wilshire Boulevard, Los Angeles, CA 90024.

Role of the Board of Directors

The Board is elected by our stockholders to oversee the management of our business and to assure that the long-term interests of our stockholders are being served. The Board carries out this role subject to Delaware law and our Certificate of Incorporation, By-laws and Corporate Governance Principles.

Corporate Governance Principles

Our Corporate Governance Principles provide a framework within which we conduct our business and pursue our strategic goals. The Nominating and Corporate Governance Committee regularly reviews our Corporate Governance Principles, and the full Board approves changes as it deems appropriate.

Ethics Policy

We expect all of our directors and employees to follow the highest ethical standards when representing KB Home and our interests. To this end, all employees, including our senior executive management, and our directors must comply with our Ethics Policy. The Audit Committee regularly reviews our Ethics Policy and approves changes that it deems necessary or appropriate. The Audit Committee approved changes to our Ethics Policy that became effective as of October 29, 2010.

Executive Sessions of Non-Employee Directors

As part of the Board’s regularly scheduled meetings, the non-employee directors meet in executive session. Any non-employee director can request additional executive sessions. Stephen F. Bollenbach, the Non-Executive Chairman of the Board, schedules and chairs the executive sessions.

Board Membership

As of the date of this Proxy Statement, the Board has ten members. Except for Mr. Mezger, our President and Chief Executive Officer (“CEO”), no director is an employee of KB Home.

Board Committees

The Board has three standing Committees:

•	Audit and Compliance (“Audit Committee”)

•	Management Development and Compensation (“Compensation Committee”)

•	Nominating and Corporate Governance (“Nominating/Governance Committee”)

The Board appoints the members of and has adopted a charter for each Committee. The Board and each Committee conducts an annual evaluation of its performance.

Board Meetings and Attendance

The Board and its Committees hold regular meetings on a set schedule and may hold interim meetings and act by written consent from time to time as necessary or appropriate. The Board held six meetings during our 2010 fiscal year. Mr. Bollenbach, as the Non-Executive Chairman of the Board, presides over all meetings at which he is present.

In our 2010 fiscal year, each director attended at least 75% of the meetings of the Board and the Board Committees on which he or she served. We expect directors to attend our annual stockholder meetings. All directors serving at the time attended our 2010 Annual Meeting of Stockholders, which was held on April 1, 2010.

Board Leadership Structure and Risk Oversight

The Board believes that separate individuals should hold the positions of Chairman of the Board and Chief Executive Officer, and that the Chairman should not be an employee of KB Home. The Board has been led by an independent Non-Executive Chairman since 2007. Under our Corporate Governance Principles, the Chairman of the Board is responsible for coordinating the Board’s activities, including the scheduling of meetings and executive sessions of the non-employee directors and the relevant agenda items in each case (in consultation with the Chief Executive Officer as appropriate). The Board believes this leadership structure has enhanced the Board’s oversight of and independence from our management, the ability of the Board to carry out its roles and responsibilities on behalf of our stockholders, and our overall corporate governance compared to our prior combined Chairman/Chief Executive Officer leadership structure.

The Board has delegated its risk oversight responsibilities to the Audit Committee, as described below under the heading “Board Committee Responsibilities and Related Matters,” other than risks relating to employee compensation. In accordance with the Audit Committee’s charter, each of our senior financial and accounting, legal and internal audit executives report directly to the Audit Committee regarding material risks to our business, among other matters, and the Audit Committee meets in executive sessions with each such executive and with representatives of our independent registered public accounting firm. The Audit Committee Chair reports to the full Board regarding material risks as deemed appropriate.

As part of the responsibilities and duties delegated to it by the Board, as described below under the heading “Board Committee Responsibilities and Related Matters,” the Compensation Committee provides oversight with respect to risks that may arise from our employee compensation arrangements, plans, programs and policies. This oversight is provided on an ongoing basis through the Compensation Committee’s review and, to the degree appropriate, specific approval of these arrangements, plans, programs and policies as they are being developed by our senior human resources personnel. In this capacity, the Compensation Committee focuses on maintaining for our executives and other employees a competitive balance of fixed salaries, benefits, and annual and long-term incentives aligned with our operational and strategic goals. In addition, the Compensation Committee has adopted policies, including our equity-based award grant policy (described below under the heading “Equity-Based Award Grant Policy”), has provided guidance in the design of our employee compensation arrangements, plans, and programs, and has established limits on incentive-based employee compensation payouts to mitigate employee compensation-related risks to our business. The Compensation Committee Chair reports to the full Board regarding material risks as deemed appropriate. In view of this oversight and based on our assessment, we do not believe that our present employee compensation arrangements, plans, programs and policies are likely to have a material adverse effect on us.

Board Committee Composition and 2010 Fiscal Year Meetings

The chart below shows the current members of the standing Board Committees as of the date of this Proxy Statement and the number of meetings each Board Committee held during our 2010 fiscal year. Mr. Mezger does not serve on any Board Committees.

	Audit	Compensation	Nominating/Governance
Director	Committee	Committee	Committee
Barbara T. Alexander(a)	X

Stephen F. Bollenbach		X	X

Timothy W. Finchem(b)		X	X

Kenneth M. Jastrow, II			X

Robert L. Johnson	X

Melissa Lora	Chair		X

Michael G. McCaffery	X	Chair

Leslie Moonves			Chair

Luis G. Nogales	X	X

Number of Meetings:	8(c)	5	4

(a)	Ms. Alexander joined the Board and was appointed to the Audit Committee on October 7, 2010.

(b)	Mr. Finchem served on the Audit Committee during our 2010 fiscal year until October 7, 2010. He was appointed to the Nominating/Governance Committee on October 7, 2010.

(c)	Includes conference calls with our management to review our quarterly earnings releases prior to their issuance.

Board Committee Responsibilities and Related Matters

The Board has delegated certain responsibilities and authority to each standing Board Committee as described below. At each regularly scheduled Board meeting, each Board Committee Chair (or another designated Board Committee member) reports to the full Board on his or her Board Committee’s activities.

Audit Committee. The Audit Committee is responsible for general oversight of our (a) accounting and reporting practices; (b) internal control over financial reporting and disclosure controls and procedures; (c) audit process, including our independent registered public accounting firm’s qualifications, independence, retention, compensation and performance, and the performance of our internal audit department; and (d) compliance with legal and regulatory requirements and management of matters in which we have or may have material liability exposure. In addition, the Audit Committee is authorized to act on behalf of the Board with respect to our incurring, guaranteeing or redeeming debt or debt securities.

The Audit Committee also oversees the preparation of a required report to be included in our annual proxy statement and is charged with the duties and responsibilities listed in its charter. The Audit Committee’s report is provided below under the heading “Audit and Compliance Committee Report.” The Audit Committee is a separately designated standing audit committee as defined in Section 3(a)(58)(A) of the Securities Exchange Act of 1934.

The Board has determined that each current member of the Audit Committee is independent under our Corporate Governance Principles (as described below under the heading “Director Independence”), NYSE listing standards and Securities and Exchange Commission (“SEC”) rules. The Board has also determined that each current member of the Audit Committee is financially literate under NYSE listing standards, and that Ms. Lora qualifies as an “audit committee financial expert” under SEC rules.

Compensation Committee. The Compensation Committee is responsible for (a) the evaluation and compensation of our CEO; (b) the compensation of our senior executive management (other than our CEO), which consists of our CEO’s direct reports and any designated “executive officers” (as that term is defined in Rule 3b-7 of the Securities Exchange Act of 1934); (c) oversight of our efforts to attract, develop, promote and retain qualified senior executive management; and (d) the evaluation and determination of non-employee director compensation and benefits. The Compensation Committee oversees the preparation of the compensation discussion and analysis to be included in our annual proxy statement, recommends to the Board whether to so include the compensation discussion and analysis, provides an accompanying report to be included in our annual proxy statement, and is charged with the duties and responsibilities listed in its charter. These duties and responsibilities include advising the Board on any non-binding vote or similar advisory action by stockholders with respect to executive compensation. The compensation discussion and analysis for this Proxy Statement is provided below under the heading “Compensation Discussion and Analysis,” and the Compensation Committee’s report is provided below under the heading “Management Development and Compensation Committee Report.”

The Board has determined that each current Compensation Committee member is independent under our Corporate Governance Principles and NYSE listing standards, is a “non-employee director” under SEC rules and is an “outside director” under Section 162(m) of the Internal Revenue Code (the “Code”).

Overview of Executive Officer and Non-Employee Director Compensation Processes and Procedures.  Under our By-laws, the Board has the authority to fix the compensation of our executive officers and non-employee directors. The Board has delegated this authority to the Compensation Committee, as provided in the Compensation Committee’s charter. Per its charter, the Compensation Committee annually reviews and approves the goals and objectives relevant to our CEO’s compensation, evaluates his performance in light of those goals and objectives and other criteria, and, either as a committee or together with the other independent directors (as directed by the Board), determines and approves our CEO’s compensation based on the evaluation. The Compensation Committee also evaluates, in conjunction with our CEO, the performance of our senior executive management, and reviews and approves their compensation.

The Compensation Committee exercises the Board’s authority with respect to our employee compensation and benefits plans (including our employee equity compensation plans) and policies, except to the extent that the Board, in its discretion, reserves its authority. This delegation includes the authority to select eligible participants, recommend and approve grants and awards, set performance targets and other award eligibility criteria, approve an aggregate incentive pool for any annual or long-term incentive awards, interpret the plans’ terms, delegate certain responsibilities and adopt or modify as necessary any rules and procedures to implement the plans, including any rules and procedures that condition the approval of grants and awards. The Compensation Committee also periodically reviews our compensation and benefits plans and, from time to time, will recommend to the Board new material plans or modifications to existing plans. The Compensation Committee’s exercise of this authority, including specific considerations applied and determinations made, with respect to the compensation and benefits awarded to our named executive officers is discussed below under the heading “Executive Compensation.”

The Compensation Committee, from time to time, reviews and makes recommendations to the Board regarding non-employee director compensation and benefits consistent with the goals of recruiting the highest caliber directors to serve on the Board, aligning directors’ and stockholders’ interests, and fairly paying directors for the work required to serve stockholder interests given our size, scope and complexity of operations.

In its oversight of executive officer and non-employee director compensation, the Compensation Committee seeks assistance from our management and has engaged its own outside compensation consultant, Semler Brossy Consulting Group LLC (“Semler Brossy”), as further described below under the heading “Compensation Discussion and Analysis.” The Compensation Committee may delegate to a subcommittee or to our management any duties and responsibilities as the Compensation Committee deems to be appropriate and in our best interests, but it cannot delegate to our management the authority to grant equity-based awards.

Compensation Committee Interlocks and Insider Participation. All current Compensation Committee members served throughout our 2010 fiscal year. No member of the Compensation Committee during our 2010 fiscal year was part of a “compensation committee interlock” as described under SEC rules. In addition, none of our executive officers served as a director or member of the compensation committee of another entity that would constitute a “compensation committee interlock.”

Nominating/Governance Committee. The Nominating/Governance Committee is responsible for (a) providing oversight of our corporate governance policies and practices; (b) identifying, evaluating and recommending to the Board individuals who are qualified to become directors; and (c) performing ongoing assessments of the Board’s size, operations, structure, needs and effectiveness. The Nominating/Governance Committee also reviews and makes recommendations to the full Board on proposed changes to our Certificate of Incorporation and By-laws, periodically assesses and recommends action with respect to stockholder rights plans and other stockholder protections, reviews and approves or ratifies (as applicable) “related party transactions,” as further described below under the heading “Certain Relationships and Related Party Transactions,” and is charged with the duties and responsibilities listed in its charter.

The Board has determined that each current member of the Nominating/Governance Committee is independent under our Corporate Governance Principles and NYSE listing standards.

Director Qualifications

We believe our directors should possess the highest personal and professional ethics, integrity, judgment and values, and be committed to representing the long-term interests of our stockholders. Our directors should also have an inquisitive and objective perspective, and be able and willing to dedicate the time necessary to Board and Board Committee service.

The Nominating/Governance Committee regularly assesses the skills and characteristics of current and potential directors and may consider the attributes listed to the right, among others.

The Nominating/Governance Committee and the Board determined that each individual that the Board will present at the Annual Meeting as a director nominee possesses the characteristics described above in the first paragraph under the heading “Director Qualifications,” as well as certain specific qualifications, which are described below with other biographical information under “Proposal 1: Election of Directors.”

Director Independence

We believe that a substantial majority of our directors should be independent. To be independent, the Board must affirmatively determine that a director does not have any material relationship with us based on all relevant facts and circumstances.

The Board makes independence determinations annually based on information supplied by directors and other sources, the Nominating/Governance Committee’s prior review and recommendation, and certain categorical standards contained in our Corporate Governance Principles. These standards are consistent with NYSE listing standards. The Board has determined that all non-employee directors who served during our 2010 fiscal year and all non-employee director nominees are independent under the Board’s director independence standards. Accordingly, Messrs. Bollenbach, Finchem, Jastrow, Johnson, McCaffery, Moonves, and Nogales and Mmes. Alexander and Lora are independent. In addition, the Board has determined that all standing Board Committees are entirely composed of independent directors.

Selected Director Attributes

• Personal qualities, accomplishments and reputation in the business community

• Financial literacy, financial and accounting expertise and significant business, academic or government experience in leadership positions or at senior policy-making levels

• Geographical representation in areas relevant to our business

• Diversity of background and personal experience

• Fit of abilities and personality with those of current and potential directors in building a Board that is effective, collegial and responsive to the needs of our business

• Independence and an absence of conflicting time commitments

In making its independence determinations, the Board considered television, radio and billboard advertising expenditures we made at market rates with CBS Corporation (at which Mr. Moonves serves as President and Chief Executive Officer). These expenditures were made in the ordinary course of our business and the business of CBS Corporation and fell well within the categorical independence standards contained in our Corporate Governance Principles. Mr. Moonves was deemed to not have a direct or indirect material interest in the expenditures, and did not participate in the transactions in an individual capacity. The Board also considered a potential land purchase transaction between us and Forestar Group Inc., for which Mr. Jastrow serves as non-executive chairman, involving a relatively small acquisition of finished lots. Mr. Jastrow was deemed not to have a direct or indirect material interest in the potential transaction.

Consideration of Director Candidates

The Nominating/Governance Committee is responsible for identifying and evaluating director candidates based on the perceived needs of the Board at the time made. Director candidate identification and evaluation may occur at regular or special meetings of the Nominating/Governance Committee and at any point during the year. The general qualifications for director candidates are described above under the heading “Director Qualifications,” and attributes that the Nominating/Governance Committee may consider are described above in the box titled “Selected Director Attributes.” Among other attributes, the Nominating/Governance Committee may consider a director candidate’s diversity of background and personal experience. In this context, diversity may encompass a candidate’s particular race, ethnicity, national origin and gender, geographic residency, educational and professional history, community or public service, expertise or knowledge base and/or other tangible and intangible aspects of the candidate’s constitution in relation to the personal characteristics of current directors and other potential director candidates. The Nominating/Governance Committee, however, does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates, and a candidate’s background and personal experience, while important, does not necessarily outweigh other attributes or factors the Nominating/Governance Committee may consider in evaluating any particular candidate.

The Nominating/Governance Committee has retained professional search firms from time to time to assist it with recruiting potential director candidates to the Board based on criteria the Nominating/Governance Committee provides to the firm. These firms help identify, evaluate and select director candidates and are typically paid an agreed upon fee plus expenses for their work. Current directors or other persons may recommend candidates to the Nominating/Governance Committee. Ms. Alexander was recommended as a candidate by current directors prior to her election to the Board on October 7, 2010. A professional search firm was not involved in recruiting her to the Board.

Any security holder may recommend a director candidate for the Nominating/Governance Committee’s consideration by submitting the candidate’s name and qualifications to us in care of the Corporate Secretary at the address listed above under the heading “Corporate Governance Highlights.” Director candidates recommended by a security holder are considered in the same manner as any other recommended candidates.

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Director Compensation

The Board sets non-employee director compensation based on recommendations from the Compensation Committee, which has retained Semler Brossy to assist it with designing our non-employee director compensation program. Non-employee director compensation is currently provided under our 2009 Non-Employee Director Compensation Plan (“Director Compensation Plan”). Mr. Mezger is not paid for his service as a director.

Director Compensation Plan

As further described below, under the Director Compensation Plan, our non-employee directors are entitled to receive an annual retainer, an annual grant of stock options and stock units, and Board Committee-related retainers. Non-employee directors are also entitled to receive meeting fees under certain circumstances, and may elect to receive any cash retainers and meeting fees in the form of stock units. Cash retainers are paid in equal quarterly installments over a director year. Annual compensation items correspond to a “director year,” and non-employee directors who are
A “director year” is the period between our annual meetings of stockholders. The 2010-2011 Director Year began on April 1, 2010 and ends on April 6, 2011.
elected during a director year are entitled to pro-rated annual compensation based on the period remaining in the director year of election. The annual grant of stock options and stock units is made on the date of each annual meeting of stockholders to the non-employee directors serving on the Board on that date. A non-employee director who is elected during a director year receives a pro-rated grant of stock options and stock units on the date of the director’s first day of service on the Board. Ms. Alexander received a pro-rated annual retainer and a pro-rated grant of stock options and stock units on October 7, 2010, the date she was elected to the Board.

The Board set the following compensation under the Director Compensation Plan for the 2010-2011 Director Year, as recommended by Semler Brossy and approved by the Compensation Committee.

• Annual Retainer:	$80,000

• Annual Grant of Stock Options and Stock Units:	Each valued at $67,500 on the date of grant

• Annual Board Committee Chair Retainers:	$25,000 (Audit Committee)
$18,000 (Compensation Committee)
$10,000 (Nominating/Governance Committee)

• Annual Board Committee Member Retainers:	$10,000 (Audit Committee)
$7,000 (Compensation Committee)
$5,000 (Nominating/Governance Committee)

• Meeting Fees:	$1,500 per eligible meeting

Committee-Related Fees and Meeting Fees. The differences between the Board Committee-related retainers reflect the Board’s judgment of each Board Committee’s respective workload. The Non-Executive Chairman of the Board is not eligible for any Board Committee-related retainers. Meeting fees are payable for attendance at Board or Board Committee meetings, beginning on the third additional meeting above its number of regularly scheduled meetings, subject to approval by the Non-Executive Chairman of the Board (as to Board meetings) or the relevant Board Committee Chair. No meeting fees were paid to our non-employee directors during our 2010 fiscal year.

Director Compensation Plan Stock Options and Stock Units. Each stock option represents a right to receive a payment equal to the positive difference between a stock option’s exercise price and the closing price of our common stock on an exercise date. Each stock unit represents a right to receive a payment equal to the fair market value of one share of our common stock on a payment date and cash payments at the same time and in the same amount as any common stock cash dividend. Stock options and stock units are settled in cash unless payment in shares of our common stock is approved by our stockholders; stock options are therefore similar in nature to cash-settled stock appreciation rights. Stock options and stock units vest one year after the date of grant, and, except as described below under the heading “Director Equity-Based Compensation Granted Before the 2010-2011 Director Year,” stock options have a 10-year term. A non-employee director cannot exercise vested stock options until the director has met the non-employee director stock ownership requirement or, if earlier, has left the Board.

Vested stock options held by a non-employee director must be exercised before the end of the stock options’ respective term or, if earlier, before the third anniversary of the date the non-employee director leaves the Board. A non-employee director can elect to receive payout of stock units upon leaving the Board or, if the director has met the non-employee director stock ownership requirement, immediately after the one-year vesting date or at a specified date after the stock units vest, but before the director leaves the Board. The non-employee director stock ownership requirement is described below under the heading “Stock Ownership Requirements.”

Director Equity-Based Compensation Granted Before the 2010-2011 Director Year

Under the Director Compensation Plan, any stock options granted to our non-employee directors before the 2010-2011 director year are vested, have a 15-year term and must be exercised before the end of such term or, if earlier, within one year of the date a non-employee director leaves the Board, and any stock units so granted will be paid out only upon a non-employee director’s leaving the Board, reflecting in each case the terms under which these awards were originally granted. These stock options, if exercised, and stock units will be paid out in cash as described above.

Chairman Retainer

Mr. Bollenbach is paid an annual cash retainer of $300,000 for his service as the Non-Executive Chairman of the Board. He may keep any such retainer payment if removed from the Board without cause.

Indemnification Agreements

We have entered into agreements with each of our non-employee directors that provide them with indemnification and advancement of expenses to supplement that provided under our Certificate of Incorporation and insurance policies, subject to certain requirements and limitations.

Expenses

We pay the non-employee directors’ expenses, including travel, accommodations and meals, for attending Board and Board Committee meetings and our annual meetings of stockholders and other activities related to our business.

Director Compensation During Fiscal Year 2010

	Fees Earned or Paid	Stock	Option	All Other
	in Cash	Awards	Awards	Compensation	Total
Name	($)(a)	($)(b)	($)(b)	($)(c)	($)
Ms. Alexander	$22,691	$33,750	$33,750	$0	$90,191

Mr. Bollenbach	301,659	147,500	67,500	0	516,659

Mr. Finchem	9,689	164,500	67,500	16,390	258,079

Mr. Jastrow	78,364	67,500	67,500	13,545	226,909

Mr. Johnson	70,154	67,500	67,500	0	205,154

Ms. Lora	11,898	177,500	67,500	19,920	276,818

Mr. McCaffery	6,366	175,500	67,500	0	249,366

Mr. Moonves	11,482	157,500	67,500	16,390	252,872

Mr. Nogales	110,512	67,500	67,500	13,545	259,057

(a)	Fees Earned or Paid in Cash: These amounts are the total stock unit dividend equivalent payments made during our 2010 fiscal year and payments of annual and Committee-related retainers based on the elections of the non-employee directors. Non-employee directors with larger stock unit holdings based on their tenure and compensation elections received greater dividend equivalent payments. The amount shown for Mr. Bollenbach also includes his Non-Executive Chairman retainer.

(b)	Stock Awards and Option Awards: These amounts represent the aggregate grant-date fair value of the Director Compensation Plan stock unit and stock option awards granted to our non-employee directors in our 2010 fiscal year, computed in accordance with Accounting Standards Codification Topic No. 718,

“Compensation – Stock Compensation” (“ASC 718”). Except for Ms. Alexander, the stock units and stock options were granted on April 1, 2010. Ms. Alexander was granted a pro-rated amount of stock units and stock options on October 7, 2010, the date of her election to the Board. Below are the amounts of stock options and stock units granted to each non-employee director in our 2010 fiscal year based on each director’s elections and Board Committee service.

Name	Stock Units (#)	Stock Options (#)
Ms. Alexander	3,051	7,350

Mr. Bollenbach	8,848	8,739

Mr. Finchem	9,867	8,739

Mr. Jastrow	4,049	8,739

Mr. Johnson	4,049	8,739

Ms. Lora	10,646	8,739

Mr. McCaffery	10,526	8,739

Mr. Moonves	9,447	8,739

Mr. Nogales	4,049	8,739

Below are each non-employee director’s total Director Compensation Plan stock unit and stock option holdings as of February 14, 2011.

Name	Stock Units (#)	Stock Options (#)	Total Holdings (#)
Ms. Alexander	3,051	7,350	10,401

Mr. Bollenbach	8,848	97,492	106,340

Mr. Finchem	41,224	8,739	49,963

Mr. Jastrow	59,468	8,739	68,207

Mr. Johnson	11,627	46,732	58,359

Ms. Lora	50,255	19,959	70,214

Mr. McCaffery	28,094	122,741	150,835

Mr. Moonves	48,290	27,139	75,429

Mr. Nogales	72,062	10,869	82,931

(c)	All Other Compensation: These amounts are the premium payments for the life insurance policies we maintain to fund charitable donations under the Directors’ Legacy Program, which is described below under the heading “Directors’ Legacy Program.” In our 2010 fiscal year, we paid a total of $110,965 in life insurance premiums for all participants, including former directors. Premium payments vary depending on participants’ respective ages and other factors. The total dollar amount payable under the program at November 30, 2010, with all current participating directors having vested in the full donation amount, was $16,100,000.

Directors’ Legacy Program. We established a Directors’ Legacy Program in 1995 to recognize our and our directors’ interests in supporting worthy educational institutions and other charitable organizations. In making adjustments to our philanthropic activities, the Board elected in 2007 to close the program to new participants. Ms. Alexander and Messrs. Bollenbach, Johnson and Mezger do not participate in the program. Under the program, we will make a charitable donation on each participating director’s behalf of up to $1,000,000. Directors vest in the full donation in five equal annual installments of $200,000, and therefore must serve on the Board for five consecutive years to donate the maximum amount. A participating director may allocate the donation to up to five qualifying institutions or organizations. Donations are paid in ten equal annual installments directly to designated organizations after a participating director’s death with proceeds from the life insurance policies we maintain on each participating director’s life. Participating directors and their families do not receive any proceeds, compensation or tax savings associated with the program.

◆	◆

Items of Business

Proposal 1:

Election of Directors
◆

At the Annual Meeting, the Board will present as nominees and recommend to stockholders that Messrs. Bollenbach, Finchem, Jastrow, Johnson, McCaffery, Mezger, Moonves and Nogales and Mmes. Alexander and Lora each be elected as a director to serve for a one-year term ending at our 2012 Annual Meeting of Stockholders. Each nominee is currently a director, has consented to being nominated and has agreed to serve as a director if elected. Other than Ms. Alexander, each nominee is standing for re-election. Ms. Alexander was elected to the Board on October 7, 2010. Should any of these nominees become unable to serve as a director prior to the Annual Meeting, the individuals named as proxies for the Annual Meeting will, unless otherwise directed, vote for the election of such other person as the Board may recommend in place of such nominee.

On the date of the Annual Meeting, following the election of directors, the Board will have ten members.

Vote Required

Under our By-laws, the election of each director nominee will require a majority of votes cast at the Annual Meeting to be in favor of the nominee (i.e., the votes cast for a nominee’s election must exceed the votes cast against the nominee’s election).

Consistent with this director election standard, our Corporate Governance Principles require that each director nominee in an uncontested election at an annual meeting of stockholders receive more votes cast for than against his or her election or re-election in order to be elected or re-elected to the Board. An “uncontested election” is one in which no director candidates on the ballot were nominated by a stockholder in accordance with our By-laws. This election is an uncontested election.

Our Corporate Governance Principles also provide that a director nominee who fails to win election or re-election to the Board in an uncontested election is expected to tender his or her resignation from the Board. If an incumbent director fails to receive the required vote for election or re-election in an uncontested election, the Nominating/Governance Committee will act promptly to determine whether to accept the director’s resignation and will submit its recommendation for consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Nominating/Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

Your Board recommends a vote FOR the election to the Board of each of the nominees.

A brief summary of each current director’s and director nominee’s principal occupation, recent professional experience, the specific qualifications identified as part of the Board’s determination that each such individual should serve on the Board, and directorships at other public companies for at least the past five years, if any, is provided below.

Barbara T. Alexander, age 61, has been an independent consultant since January, 2004. Prior to that, she was a Senior Advisor to UBS Warburg LLC and predecessor firms from October, 1999 to January, 2004, and Managing Director of the North American Construction and Furnishings Group in the Corporate Finance Department of UBS from 1992 to October, 1999. During this time, she was an analyst and an investment banker covering the homebuilding industry, among other industries. Ms. Alexander serves as a director of Allied World Assurance Company Holdings, Ltd. and QUALCOMM Incorporated. Ms. Alexander previously served as a director of Burlington Resources Inc., Centex Corporation, Federal Home Loan Mortgage Corporation (Freddie Mac), and Harrah’s Entertainment Inc. Ms. Alexander was selected as one of seven Outstanding Directors in Corporate America in 2003 by Board Alert magazine and was one of five Director of the Year honorees in 2008 by the Forum for Corporate Directors. Notably, she was also one of only three directors of Freddie Mac who were asked to remain on its board after the company was placed into federal conservatorship in 2008 and served as chair of that board’s business and risk committee from December 2008 until the expiration of her term in March, 2010. Ms. Alexander joined the Board in 2010. Having served as a director for several public companies, Ms. Alexander has a thorough understanding of and experience with corporate and board functions and processes. She also has extensive and extremely valuable professional experience in financial, operational and strategic planning matters relating to the homebuilding and mortgage banking industries from, among other positions, her work as an analyst and investment banker covering the homebuilding industry, her decade-long service on the board of Centex Corporation, a public homebuilder, and her six years of service as a director of Freddie Mac.

Stephen F. Bollenbach, age 68, is our Non-Executive Chairman of the Board. He was the Co-Chairman and Chief Executive Officer of Hilton Hotels Corporation, a hotel developer and operator, positions he held from May, 2004 and February, 1996, respectively. He retired from Hilton in October of 2007. Prior to joining Hilton, Mr. Bollenbach was Senior Executive Vice President and Chief Financial Officer for The Walt Disney Company from 1995 to 1996. Before Disney, Mr. Bollenbach was President and Chief Executive Officer of Host Marriott Corporation from 1993 to 1995, and served as Chief Financial Officer of Marriott Corporation from 1992 to 1993. From 1990 to 1992, Mr. Bollenbach was Chief Financial Officer of the Trump Organization. Mr. Bollenbach serves a director of Time Warner Inc. and Macy’s, Inc. He previously served as a director of American International Group Inc., Harrah’s Entertainment, Inc., Caesars Entertainment, Inc. and Catellus Development Corporation. Mr. Bollenbach joined the Board as Non-Executive Chairman in 2007. Mr. Bollenbach has several years of experience and expertise as a senior corporate executive and public company board member, including as a lead independent director, and has demonstrated exemplary leadership as Non-Executive Chairman of the Board.

Timothy W. Finchem, age 63, has been Commissioner of the PGA TOUR, a membership organization for professional golfers, since 1994. He joined the TOUR staff as Vice President of Business Affairs in 1987, and was promoted to Deputy Commissioner and Chief Operating Officer in 1989. Mr. Finchem served in the White House as Deputy Advisor to the President in the Office of Economic Affairs in 1978 and 1979, and in the early 1980’s, co-founded the National Marketing and Strategies Group in Washington, D.C. He joined the Board in 2005. Mr. Finchem has demonstrated success in broadening the popularity of professional golf among the demographic groups that make up our core homebuyers, and has experience in residential community development. He also has a substantial presence in Florida, one of our key markets.

Kenneth M. Jastrow, II, age 63, is Non-Executive Chairman, Forestar Group Inc., a real estate and natural resources company. He served as Chairman and Chief Executive Officer of Temple-Inland Inc., a manufacturing company and the former parent of Forestar Group, from 2000 to 2007. Prior to that, Mr. Jastrow served as President and Chief Operating Officer in 1998 and 1999, Group Vice President from 1995 until 1998, and as Chief Financial Officer of Temple-Inland from November 1991 until 1999. Mr. Jastrow is also a director of MGIC Investment Corporation and Genesis Energy, LLC, the general partner of Genesis Energy, LP, a publicly traded master limited partnership. He previously served as a director of Guaranty Financial Group Inc. He joined our Board in 2001. Mr. Jastrow has several years of experience and leadership in the building products, forestry, real estate and mortgage lending industries, providing critical perspective in businesses that impact the homebuilding industry, and on sustainability practices. He also brings a significant knowledge of corporate governance matters from his service on a number of public company boards, and has a substantial presence in Texas, a key market for us.

Robert L. Johnson, age 64, is founder and chairman of The RLJ Companies, an innovative business network that owns or holds interests in a diverse portfolio of companies in the consumer financial services, private equity, real estate, hospitality, professional sports, film production, gaming, and automobile dealership industries. Prior to forming The RLJ Companies, Mr. Johnson was founder and chief executive officer of Black Entertainment Television (“BET”), which was acquired by Viacom Inc. in 2001. He continued to serve as chief executive officer of BET until 2006. In July, 2007, Mr. Johnson was named by USA Today as one of the 25 most influential business leaders of the past 25 years. Mr. Johnson currently serves on the board of directors of the Lowe’s Companies, Inc., IMG Worldwide, Inc., and Strayer Education, Inc. He previously served as a director of Hilton Hotels Corporation, US Airways Group, Inc. and General Mills, Inc. He joined the Board in 2008. Mr. Johnson has significant experience in real estate, finance, mortgage banking and brand-building enterprises and a unique and diverse background in a number of industry sectors. He also has a substantial presence in Washington D.C. and the mid-Atlantic region, which is an important market for us.

Melissa Lora, age 48, has since 2001 been the Chief Financial Officer of Taco Bell Corp., a quick service restaurant chain. Ms. Lora joined Taco Bell Corp. in 1987 and has held various positions throughout the company, most recently acting as Regional Vice President and General Manager from 1998 to 2000 for Taco Bell’s operations throughout the Northeastern United States. She joined the Board in 2004. Ms. Lora is very knowledgeable of and has substantial experience and expertise in financial matters as well as in managing real estate assets. She has made significant contributions to the work of the Audit Committee since joining the Board and has provided strong leadership as its Chair since 2008.

Michael G. McCaffery, age 57, is the Chief Executive Officer of Makena Capital Management, an investment management firm. From 2000 to 2006, Mr. McCaffery was President and CEO of the Stanford Management Company (SMC), which was established in 1991 to manage Stanford University’s financial and real estate investments. Previous to joining SMC, Mr. McCaffery was President and Chief Executive Officer of Robertson Stephens Investment Bankers from January, 1993 to December, 1999, and also served as Chairman from January, 2000 to December, 2000. He previously served as a director of Venture Lending & Leasing V Inc., Venture Lending & Leasing IV Inc., Venture Lending & Leasing III Inc., and as a Trustee of RS Investment Trust. He joined the Board in 2003. Mr. McCaffery has a broad array of business and real estate experience and recognized expertise in financial matters and real estate investing, as well as a demonstrated commitment to good corporate governance.

Jeffrey T. Mezger, age 55, has been our President and Chief Executive Officer since November 2006. Prior to becoming President and Chief Executive Officer, Mr. Mezger served as our Executive Vice President and Chief Operating Officer, a position he assumed in 1999. From 1995 until 1999, Mr. Mezger held a number of executive posts in our southwest region, including Division President, Phoenix Division, and Senior Vice President and Regional General Manager over Arizona and Nevada. Mr. Mezger joined us in 1993 as president of the Antelope Valley Division in Southern California. He joined the Board in 2006. He is a member of the Executive Board of USC Lusk Center for Real Estate and is on the Executive Committee of the Policy Advisory Board for the Harvard Joint Center for Housing Studies. As our CEO, Mr. Mezger has demonstrated dedicated and effective leadership, and ownership of our business strategy and its results. He has also established himself as a leading voice in the industry through his 33 years of experience in the public homebuilding sector.

Leslie Moonves, age 61, is President and Chief Executive Officer and a Director of CBS Corporation, a mass media company. Prior to that, he was Co-President and Co-Chief Operating Officer of Viacom, a mass media company and the former parent company of CBS, which title he held from June, 2004 to December, 2005. Mr. Moonves previously served as President and Chief Executive Officer of CBS from 1998 to 2004, and served as its Chairman from 2003 to 2005. He joined CBS in 1995 as President, CBS Entertainment. Prior to that, Mr. Moonves was President of Warner Bros. Television from 1993, when Warner Bros. and Lorimar Television combined operations. From 1989 to 1993, he was President of Lorimar Television. He previously served as a director of Viacom Inc. and Westwood One, Inc. He joined the Board in 2004. Mr. Moonves has intimate knowledge of and insight on how to capitalize on trends among, and substantial experience in nationwide advertising and marketing to, our target homebuyer demographic.

Luis G. Nogales, age 67, has been the Managing Partner of Nogales Investors, LLC, a private equity investment firm, since 2001. He was Chairman and Chief Executive Officer of Embarcadero Media, Inc. from 1992 to 1997, President of Univision Communications, Inc., from 1986 to 1988, and Chairman and Chief Executive Officer of United Press International from 1983 to 1986. He is a director of Southern California Edison Co., Edison International and Arbitron Inc. He joined the Board in 1995. Mr. Nogales has substantial depth of experience in media and marketing enterprises and with business operations management and financial investments drawn from a diverse background and involvement in an array of industries. His long-time service on the Board has provided critical knowledge of our operations and corporate history.

Proposal 2:

Ratification of Appointment of Independent Registered Public Accounting Firm
◆

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending November 30, 2011. During our 2010 fiscal year, Ernst & Young LLP served as our independent registered public accounting firm and also provided certain other audit-related services, as further discussed below under the heading “Independent Auditor Fees and Services.” Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, be available to respond to appropriate questions and, if they desire, make a statement.

If Ernst & Young LLP’s appointment is not ratified, the Audit Committee will reconsider whether to retain Ernst & Young LLP, but still may retain them. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our and our stockholders’ best interests.

Vote Required

Approval of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending November 30, 2011 requires the affirmative vote of the majority of shares of common stock present or represented, and entitled to vote thereon, at the Annual Meeting.

Your Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending November 30, 2011.

Proposal 3:

Approve an Amendment to the KB Home 2010 Equity Incentive Plan
◆

At our last annual meeting, our stockholders approved the KB Home 2010 Equity Incentive Plan. On January 27, 2011, our Board approved, subject to stockholder approval, an amendment (the “Plan Amendment”) to Section 3.1 of the 2010 Plan to increase the number of shares of our common stock available for awards under the 2010 Plan by an additional 4,000,000 shares. The Plan Amendment revises the first sentence of Section 3.1 (a) by replacing the words “Three Million Five Hundred Thousand (3,500,000)” with the words “Seven Million Five Hundred Thousand (7,500,000).” With the Plan Amendment, the first sentence of Section 3.1(a) is as follows:

“3.1 Number of Shares.

(a) Subject to adjustment as provided in Section 3.1(b) and Section 13.2, a total of Seven Million Five Hundred Thousand (7,500,000) Shares shall be authorized for grant under the Plan.”

Except for the Plan Amendment, no other changes are proposed for the 2010 Plan. Per NYSE listing standards and the 2010 Plan’s terms, the Plan Amendment will not take effect unless our stockholders approve it. Accordingly, we are asking for approval of the Plan Amendment.

Reason for the Plan Amendment

In our 2010 fiscal year, we offered to certain officers and employees the opportunity to replace stock appreciation rights (“SARs”) we had previously granted to them as long-term incentive awards in 2007, 2008 and 2009 with non-qualified options to purchase shares of our common stock issued under the 2010 Plan (“Exchange Offers”). At the time they were granted, each of the relevant SARs in the Exchange Offers could be settled only in cash. Each stock option issued to replace a SAR has an exercise price equal to the replaced SAR’s exercise price and the same number of underlying shares, vesting schedule and expiration date as each such SAR. The Exchange Offers did not include a re-pricing or any other changes impacting the value of the awards to the participating officers and employees, and no additional grants or awards were made to participants as part of the offers. All of the SARs we received in the Exchange Offers were canceled, and with the Exchange Offers and SARs forfeited due to employee departures, virtually all SARs previously granted to our officers and employees have now been canceled.

We conducted the Exchange Offers in an effort to reduce the variability in the expense recorded for employee equity-based compensation by replacing the SARs, which were accounted for as liability awards, with the stock options, which are accounted for as equity awards. In accounting for equity awards, the grant-date fair value of an award is expensed over its vesting period and does not fluctuate based on changes in the market price of shares of our common stock. In contrast, in accounting for liability awards, the amount of compensation expense recorded for a given period fluctuates compared to prior periods based on changes in the market price of shares of our common stock, and these fluctuations could be substantial. As a result, prior to the Exchange Offers, the variability in expense we recorded due to the SARs at times caused significant fluctuations in our reported financial results that obscured our operating performance. By conducting the Exchange Offers, we were able to eliminate much of this variability and provide stockholders and investors with a clearer view of our performance. The Exchange Offers will also help us conserve cash that may otherwise have been paid in connection with SAR exercises.

In order to complete the Exchange Offers, we issued a total of 2,041,735 stock options under the 2010 Plan. These issuances, in combination with awards of stock options and restricted stock in our 2010 fiscal year for ordinary course long-term incentive compensation awards and new hire awards, have reduced the total remaining unused capacity of the 2010 Plan to 43,701 shares as of February 14, 2011. To align the interests of our officers and employees to those of our stockholders and to help ensure that we can continue to appropriately attract, motivate and retain the services of highly qualified talent to improve our performance through the ownership of equity-based awards, we believe it is important and in our and our stockholders’ best interests to increase the 2010 Plan’s available share capacity per the Plan Amendment.

The proposed increase in the 2010 Plan’s available share capacity by 4,000,000 additional shares under the Plan Amendment is intended to replace the shares subject to the stock options issued in the Exchange Offers, which we believe provided a significant benefit to our stockholders, and to enable us to meet our expected equity compensation needs for the next two to three years. We believe this additional available share capacity amount represents a reasonable degree of potential equity dilution while giving us the ability to continue to award equity compensation, which we see as critical in order to compete successfully against other companies in providing stockholder-aligned long-term incentives to attract and retain executive talent. We are not proposing any other changes to the 2010 Plan as we believe it currently provides a number of leading governance and compensation terms, as described in the summary below.

Summary of the 2010 Plan

A copy of the 2010 Plan was filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended February 28, 2010, and the following summary of the 2010 Plan’s material terms is qualified in its entirety by reference to the full text. Stockholders are urged to read the full 2010 Plan.

Size of the Share Pool. If our stockholders approve the Plan Amendment, the 2010 Plan will authorize the issuance of 7,500,000 shares of our common stock, assuming no cancelations or forfeitures of outstanding awards. As of February 14, 2011, this number represents 3,456,299 shares subject to outstanding awards, 43,701 shares available for, but not yet subject to a grant or award, plus the additional 4,000,000 shares authorized by the Plan Amendment. This pool of shares may be used for all types of awards under a fungible pool formula. This formula provides that the authorized share limit under the 2010 Plan will be reduced by (a) one share for every one share subject to a stock option, stock-settled SARs or other similar award, and (b) 1.78 shares for every one share subject to a restricted stock award or other similar “full-value” award. If our stockholders do not approve the Plan Amendment, the 2010 Plan’s total authorized share issuance will remain at 3,500,000 shares, with a total remaining unused capacity, as of February 14, 2011, of 43,701 shares. If our stockholders do not approve the Plan Amendment, we may use cash-settled SARs and phantom shares, among other types of cash-based awards, as incentive compensation vehicles in lieu of stock options and restricted stock, as we did in 2007, 2008 and 2009 when we had a limited number of shares available for equity compensation awards. Doing so, however, would result in greater variability in our compensation expense, which we sought to minimize through the Exchange Offers for the reasons and benefits discussed above under the heading “Reason for the Plan Amendment.”

Key Terms. The 2010 Plan authorizes the Compensation Committee (or, if our Board determines, another committee of independent directors of the Board, which in either case we will refer to in this proposal as the “Committee”) to grant awards and otherwise administer and interpret the 2010 Plan, and any award agreements and general programs adopted thereunder. In addition, the 2010 Plan includes the following terms:

•	No Repricings Without Stockholder Approval. The 2010 Plan prohibits, without stockholder approval, both the amendment of any stock option or SAR to reduce its exercise price and the cancellation of a stock option or SAR in exchange for cash or for any other award that has a lower exercise price or that provides additional value to the holder of a stock option or SAR award.

•	No In-the-Money Grants. The 2010 Plan prohibits the grant of stock options or SARs with an exercise price less than the fair market value of a share of our common stock on the date of grant.

•	Limited Delegation. The Committee may only delegate administrative actions under the 2010 Plan to our officers, and in no event may any officer be delegated the authority to grant or amend awards.

•	Minimum Vesting Requirements. The minimum time-based vesting requirement for performance-based awards is one year, and non-performance-based awards are generally subject to a three year vesting period. The Committee may provide for an equal portion of a non-performance-based award to vest in annual installments during this vesting period. In addition, the 2010 Plan only permits the Committee to accelerate the vesting of an award in the event of a holder’s death, disability or retirement (for employee holders only), or upon a change in control.

•	Reissuance Restrictions. Shares that are tendered or withheld to satisfy the exercise price of an award or to cover tax withholding obligations may not be used again for new grants.

•	Limitations on Grants. The maximum number of shares with respect to one or more awards that may be granted to any one person in a given year is 1,000,000. The maximum amount of cash that may be paid to any one person in a given year with respect to one or more performance-based awards is $5,000,000.

Eligibility. All employees, non-employee directors and consultants of KB Home and its affiliates are eligible to receive awards under the 2010 Plan, as determined by the Committee or the Board. As of the date of this proxy statement, we have nine non-employee directors and approximately 1,300 employees and consultants who are eligible to participate in the 2010 Plan.

Administration. Unless the Board assumes the role of the Committee or otherwise limits the Committee’s authority, the Committee has the power to make grants of awards under the 2010 Plan, to determine the types, sizes, price, timing and vesting restrictions of awards, and to administer and interpret the 2010 Plan. The Committee shall also have the limited power to delegate certain of its powers and responsibilities under the 2010 Plan, subject to the restrictions described above, and only to the extent consistent with our equity-based award grant policy (as described below under the heading “Equity-Based Award Grant Policy”) and applicable law.

Types of Awards. The 2010 Plan authorizes the grant of stock options, shares of restricted stock, SARs, restricted stock units, stock payments and general performance-based awards. Following is a brief description of each type of award:

•	Stock Options. Stock options provide a holder with the right to acquire shares of our common stock for the exercise price stated in the award. There are two kinds of stock options: incentive stock options (as defined under Section 422 of the Code) and nonqualified stock options. The option exercise price of all stock options granted pursuant to the 2010 Plan will not be less than 100% of the fair market value of a share of our common stock on the date of grant. Stock options may vest and become exercisable as determined by the Committee, but in no event may a stock option have a term extending beyond the tenth anniversary of the date of grant. In addition, incentive stock options granted to any person who owns stock constituting more than 10% of our total voting power shall have an exercise price of not less than 110% of the fair market value of a share of our common stock on the date of grant and may not have a term extending beyond the fifth anniversary of the date of grant. The aggregate fair market value of the shares with respect to which incentive stock options are first exercisable for the first time by an employee in any calendar year may not exceed $100,000, or such other amount as the Code may allow.

•	Restricted Stock. An award of restricted stock is a grant of shares of our common stock that is nontransferable and subject to forfeiture until certain conditions set forth in the award agreement are met. Conditions may be based on continuing service to us or achieving one or more performance goals or other criteria or a combination of criteria. During the restricted period, a holder of shares of restricted stock will have full rights with respect to such shares unless otherwise determined by the Committee, except that no dividends or distributions shall be payable on shares of restricted stock that are subject to the satisfaction of one or more performance goals until such goals are met, at which time accrued but unpaid dividends and distributions shall become payable to the holder.

•	SARs. SARs entitle a holder to receive an amount determined by multiplying (a) the difference between the fair market value of a share of our common stock on the date of exercise and the stated exercise price by (b) the number of shares subject to the award. Settlement of a SAR can be in cash or shares of our common stock (or a combination of both). The exercise price of any SARs granted pursuant to the 2010 Plan will not be less than 100% of the fair market value of a share of our common stock on the date of grant. SARs may vest and become exercisable as determined by the Committee, but in no event may a SAR have a term extending beyond the tenth anniversary of the date of grant.

•	Restricted Stock Units (“RSUs”). RSUs provide for the issuance to a holder of shares of our common stock or an equivalent cash value at a future date upon the satisfaction of specific conditions set forth in the award agreement. Conditions may be based on continuing service to us or achieving one or more performance goals or other criteria or a combination of criteria. RSUs generally will be forfeited if the applicable vesting conditions are not met. RSUs may be paid in cash, shares of our common stock or a combination of both. A holder of RSUs will not have any rights associated with any underlying shares until the vesting conditions are satisfied and shares of our common stock are actually issued.

•	Stock Payments. The 2010 Plan provides for the ability to make a payment of shares of our common stock (or a right to purchase shares) as part of a bonus, deferred compensation or other arrangement.

•	Performance-Based Awards. Performance-based awards may be granted in the form of cash bonus awards, stock bonus awards, performance awards or incentive awards that are paid in cash, shares of our common stock or a combination of both. The value of these awards will be linked to the achievement of one or more performance goals. In addition, the vesting or payout of any of the other types of awards that may be granted under the 2010 Plan may be made subject to the achievement of one or more performance goals.

Cancellation, Forfeiture, Expiration or Cash Settlement of Awards. If an award expires or is canceled, forfeited or settled for cash, then any shares subject to such award may, to the extent of such expiration, cancellation, forfeiture or cash settlement, be used again for new grants under the 2010 Plan. However, as noted above, any shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any award may not be used again for new grants. Any shares that again become available for grant will be added back in the same manner in which they were initially deducted (i.e., one-for-one or 1.78-for-one).

Performance-Based Compensation. Awards may be granted to employees who are “covered employees” under Section 162(m) of the Code that are intended to be “performance-based compensation” so as to preserve the tax deductibility of the awards for federal income tax purposes. These performance-based awards may be either equity or cash awards, or a combination of both. Holders are only entitled to receive payment for a Section 162(m) performance-based award for any given performance period to the extent that pre-established performance goals set by the Committee are satisfied. These pre-established performance goals must be based on one or more of the following performance criteria which are the same criteria our stockholders approved last year for our Annual Incentive Plan for Executive Officers:

•	Income/Loss (e.g., operating income/loss, EBIT or similar measures, net income/loss, earnings/loss per share, residual or economic earnings)

•	Cash Flow (e.g., operating cash flow, total cash flow, EBITDA, cash flow in excess of cost of capital or residual cash flow, cash flow return on investment and cash flow sufficient to achieve financial ratios or a specified cash balance)

•	Returns (e.g., on revenues, investments, assets, capital and equity)

•	Working Capital (e.g., working capital divided by revenues)

•	Margins (e.g., variable margin, profits divided by revenues, gross margins and margins divided by revenues)

•	Liquidity (e.g., total or net debt, debt reduction, debt-to-capital, debt-to-EBITDA and other liquidity ratios)

•	Revenues, Cost Initiative and Stock Price Metrics (e.g., revenues, stock price, total shareholder return, expenses, cost structure improvements and costs divided by revenues or other metrics)

•	Strategic Metrics (e.g., market share, customer satisfaction, employee satisfaction, service quality, orders, backlog, traffic, homes delivered, cancellation rates, productivity, operating efficiency, inventory management, community count, goals related to acquisitions, divestitures or other transactions and goals related to KBnxt operational business model principles, including goals based on a per-employee, per-home delivered or other basis).

With respect to particular performance-based awards, the Committee is permitted to make certain equitable and objectively determinable adjustments to the performance goals, provided that any awards that are intended to qualify as “performance-based compensation” must be made in accordance with the requirements of Section 162(m) of the Code. Upon certification of achievement of the performance goals for a particular performance period set forth in an award that is intended to qualify as “performance-based compensation,” the Committee may reduce or eliminate, but not increase, the amount specified in the original award. Generally, a holder of a performance-based award must be employed by or providing services to us throughout an applicable performance period in order to be eligible to receive any payment pursuant to an award that is intended to qualify as “performance-based compensation.”

Payment Methods. Holders may satisfy any payment obligations associated with awards with (a) cash or a check, (b) shares of our common stock issuable pursuant to the award or held for a sufficient period of time (and without encumbrances) and having a fair market value equal to the required payment, or (c) other acceptable property or legal consideration, as determined by the Committee.

Transferability. No award may be transferred other than to certain permitted transferees by will or the laws or descent and distribution or, with the consent of the Committee, pursuant to a domestic relations order.

Adjustments. Equitable adjustments to the terms of the 2010 Plan and any awards will be made as necessary to reflect any stock splits, spin-offs, extraordinary stock dividends or similar transactions.

Substitute Awards. The 2010 Plan provides for “substitute awards” to be issued if we assume or substitute awards under the 2010 Plan for outstanding equity awards previously granted by another company, whether in connection with a merger, combination, consolidation, acquisition or other corporate transaction. Certain equitable exceptions apply to the terms of the 2010 Plan in order to facilitate the issuance of such awards.

Amendment and Termination. The Board or the Committee may terminate, amend or modify the 2010 Plan. However, the additional approval of our stockholders will be required to (a) increase the number of shares of our common stock available for grant, (b) reduce the exercise price of any option or SAR, (c) cancel an option or SAR in exchange for cash or any other award that has a lower exercise price or that provides additional value to the holder, (d) materially modify the requirements for eligibility to participate in the 2010 Plan, (e) materially increase the benefits accruing to participants in the 2010 Plan, or (f) make other material changes that require stockholder approval under applicable stock exchange rules.

Term. No new awards may be granted under the 2010 Plan following the tenth anniversary of its approval by our stockholders.

Federal Income Tax Consequences

If a holder is granted a nonqualified stock option under the 2010 Plan, the holder should not have taxable income on the grant of the option. Generally, the holder should recognize ordinary income at the time of exercise in an amount equal to the fair market value of a share of our common stock at such time, less the exercise price paid. The holder’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the holder exercises such option. Any subsequent gain or loss generally will be taxable as a capital gain or loss. We generally should be entitled to a federal income tax deduction at the time and for the same amount as the holder recognizes ordinary income.

A holder of an incentive stock option will not recognize taxable income upon grant. Additionally, if the applicable employment-related requirements are met, the holder will not recognize taxable income at the time of exercise. However, the excess of the fair market value of our common stock received over the option price is an item of tax preference income potentially subject to the alternative minimum tax. If any of the requirements for incentive stock options under the Code are not met, the incentive stock option will be treated as a nonqualified stock option and the tax consequences described above for nonqualified stock options will apply. Once an incentive stock option has been exercised, if the stock acquired upon exercise is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the excess of the fair market value on the date of exercise over the exercise price (less any diminution in value of the stock after exercise) will be taxed as ordinary income and we will be entitled to a deduction to the extent of the amount so included in the income of the holder. Appreciation in the stock subsequent to the exercise date will be taxed as long term or short term capital gain, depending on whether the stock was held for more than one year after the exercise date.

The current federal income tax consequences of other awards authorized under the 2010 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as nonqualified stock options; restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through an election under Section 83(b) of the Code); RSUs, stock-based performance awards and other types of awards are generally subject to tax at the time of payment based on the fair market value of the award on that date. Compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, we will generally have a corresponding deduction at the time the holder recognizes income, subject to Section 162(m) of the Code with respect to covered employees.

Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to covered employees in a taxable year to the extent that compensation to such covered employee exceeds $1,000,000. Qualified “performance-based compensation” is disregarded for purposes of the deduction limitation. The 2010 Plan has been designed to meet the requirements of Section 162(m) of the Code, but it is possible that compensation attributable to awards under the 2010 Plan (when combined with all other types of compensation received by a covered employee from us or because of other factors) may not comply with all of the requirements of Section 162(m) of the Code, thereby preventing us from taking a deduction.

2010 Plan Benefits

No determination has been made as to the types or amounts of awards that will be granted to specific individuals under the 2010 Plan if the Plan Amendment is approved. If the Plan Amendment is not approved, few, if any, awards are likely to be made under the 2010 Plan given the extremely limited remaining unused available share capacity. Accordingly, as previously noted and given the importance of providing long-term incentives to attract and retain highly qualified talent, we may turn to using cash-settled SARs and phantom shares, among other types of cash-based awards, as incentive compensation vehicles, though doing so would result in greater variability in our compensation expense and the associated negative impacts discussed above under the heading “Reason for the Plan Amendment.” It would also limit our ability over time to deploy cash for inventory and other investments in our business operations, potentially restricting our ability to achieve strategic goals. Information on equity-based awards made under the 2010 Plan to each of our named executive officers in our 2010 fiscal year is provided below under the headings “Summary Compensation Table” and “Grants of Plan-Based Awards During Fiscal Year 2010.” All current executive officers as a group have received an aggregate of 2,011,538 stock options and 18,429 shares of restricted stock under the 2010 Plan, and all of our other current employees as a group (including our current officers who are not executive officers) have received an aggregate of 1,286,666 stock options and no shares of restricted stock under the 2010 Plan. Our current non-employee directors have not received any awards under the 2010 Plan. Information on equity-based awards made to each of our non-employee directors under the Director Compensation Plan in our 2010 fiscal year is provided above under the heading “Director Compensation During Fiscal Year 2010.”

Vote Required

Approval of the Plan Amendment requires the affirmative vote of the majority of shares of common stock present or represented, and entitled to vote thereon, at the Annual Meeting. To meet NYSE listing standards, however, more than 50% of the outstanding shares of our common stock must cast a vote on this proposal.

Your Board recommends that you vote FOR this proposal to approve the Amendment to the KB Home 2010 Equity Incentive Plan.

Proposal 4:

Advisory Vote to Approve Named Executive Officer Compensation
◆

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are seeking an advisory vote from our stockholders to approve our named executive officer compensation, as set forth below. We and the Board welcome our stockholders’ views on this subject, and will carefully consider the outcome of this vote consistent with the best interests of all stockholders. As an advisory vote, however, the outcome is not binding on us or the Board.

Specifically, we are seeking a vote on the following resolution:

RESOLVED, that the stockholders of KB Home approve, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth below under the heading “Executive Compensation.”

As discussed below under the heading “Compensation Discussion and Analysis,” our executive compensation and benefit programs are designed to attract, motivate and retain a talented management team and to appropriately reward individual contributions to the achievement of our strategic goals. We and the Board believe this approach establishes a solid alignment of our executives’ and stockholders’ interests, which we think is borne out by the following operational and financial achievements we made in our 2010 fiscal year amid extremely challenging market and economic conditions:

•	Generating in the second half of the year homebuilding operating income of $37.5 million and net income on a cumulative basis, compared to a homebuilding operating loss of $123.6 million for the corresponding year-earlier period;

•	Narrowing our year-over-year pretax loss by nearly $235 million and our year-over-year net loss by more than $32 million;

•	Increasing our housing gross margin, despite intense competition and general downward pressures on selling prices in many housing markets, due to, among other factors, improved operating efficiencies and reduced direct construction costs achieved through the value-engineering innovations we developed for our new product designs, including The Open Seriestm;

•	Steadily cutting our selling, general and administrative expenses throughout the year, which contributed to the improvement in our pretax results compared to the prior year; and

•	Maintaining a total cash balance of more than $1 billion while investing approximately $560 million in land and land development to help expand our inventory of lots owned or controlled on a year-over-year basis and to establish a strong operational platform in 30 major markets that positions us to increase our active community count for the first time in many years and to generate potential future revenues.

While we are pleased with these accomplishments that have brought us closer to full-year profitability, we are mindful that our performance has suffered during the prolonged housing market downturn that began in mid-2006. Accordingly, and in addition to the steps we have taken to restore profitability, we have put in place a number of responsible and stockholder-focused compensation policies, programs and practices, including the following:

•	Pay Moderation. In light of the difficult business environment for homebuilding, for the last two years, and longer for some individuals, we have frozen base salaries for our senior executive management and intend to do so for our 2011 fiscal year. In addition, although our named executive officers have met challenging annual incentive targets in each of the last three years, the Compensation Committee has exercised its downward discretion to reduce annual incentive payouts below the amounts our named executive officers were eligible to receive.

•	Limited Perquisites. Other than relocation support for certain new hires, we substantially discontinued perquisites for our senior executive management several years ago.

•	Performance-based Stock Options. A majority of the 2011 fiscal year long-term incentive awards granted to our CEO consisted of performance-based stock options that vest over a three-year period if and to the extent certain objective operating margin and/or customer satisfaction performance metrics are achieved. If the performance metrics are not achieved by the end of the three-year vesting period, the stock options are forfeited. This performance-based grant underscores the Board’s commitment to make the vesting of a majority of grants of equity compensation to our CEO contingent on the achievement of one or more long-term objective performance metrics. Moreover, we view stock options, the value of which rise and fall in line with the market price of our common stock, as inherently performance-based and stockholder-aligned incentives.

•	Stock Ownership Requirement. Our senior executive management must comply with strict stock ownership requirements throughout the period of their employment with us, and our stock ownership policy imposes material consequences for non-compliance, as discussed below.

•	Prohibition on Hedging/Pledging of KB Home Securities. Our senior executives are prohibited from engaging in short sales of our securities and from buying or selling puts or calls on, or any other financial instruments that are designed to hedge or offset decreases or increases in the value of, our securities (including without limitation derivatives, prepaid variable forward contracts, equity swaps, collars and exchange funds).

•	Compensation Clawbacks. Under his Employment Agreement, our CEO is required to repay certain compensation he receives if we are required to restate our financial results due to his misconduct. In addition, we will recoup executive officer compensation, or a portion thereof, to the extent required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”).

•	Severance Pay Limits. We will obtain stockholder approval before paying severance benefits to an executive officer above 2.99 times the sum of the executive officer’s then-current base salary and target bonus under any severance arrangement made or materially changed after this policy was adopted in 2008.

•	Equity-Based Award Grant Policy. Since 2007, all grants of equity-based compensation are subject to our equity-based award grant policy, which sets stringent requirements as to the timing and manner in which equity-based awards are made, as well as certain internal controls over the grants of such awards.

Vote Required

Approval of this advisory vote requires the affirmative vote of the majority of shares of common stock present or represented, and entitled to vote thereon, at the Annual Meeting.

Your Board recommends a vote FOR the resolution above to approve named executive officer compensation.

Proposal 5:

Advisory Vote on the Frequency of
an Advisory Vote to Approve Named Executive Officer Compensation
◆

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are seeking an advisory vote from our stockholders on whether to hold the above advisory vote on named executive officer compensation as frequently as every year, every two years or every three years. We and the Board welcome our stockholders’ views on this subject, and will carefully consider the outcome of this vote consistent with the best interests of all stockholders. As an advisory vote, however, the outcome is not binding on us or the Board.

The Board recommends that the advisory vote to approve named executive officer compensation be held each year as part of our annual stockholders meetings. The Board believes an annual advisory vote can provide relatively timely feedback on our executive compensation arrangements, plans, programs and policies.

Regardless of the frequency with which we do hold such an advisory vote, the Board encourages stockholders to contact the Board or our management to more fully express their views on executive compensation matters through the Corporate Secretary as described above under the heading “Corporate Governance Highlights,” or through our investor relations professionals.

Please note that you may cast your advisory vote as to your preferred frequency of an advisory vote on named executive officer compensation by choosing any one of the following three options: an advisory vote every year; an advisory vote every two years; or an advisory vote every three years. You may also abstain from voting on this item. Your vote on this proposal is not a vote to approve or to vote against the Board’s recommended frequency. Accordingly, we are seeking a vote on the following resolution:

RESOLVED, that the stockholders of KB Home, on an advisory basis, prefer that an advisory vote on the compensation of KB Home’s named executive officers as disclosed pursuant to Section 14A of the Securities Exchange Act of 1934 be provided to stockholders every (a) year, (b) two years, or (c) three years.

Vote Required

The frequency option (i.e., every year, every two years or every three years) that receives a plurality of votes cast on this proposal will be deemed the preferred option of stockholders. However, because this vote is advisory and not binding, the Board may decide to hold an advisory vote to approve named executive officer compensation more or less frequently than the deemed preferred option.

Your Board recommends that you cast your vote FOR the option of one year for the frequency of an advisory vote to approve named executive officer compensation.

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Ownership of KB Home Securities

Ownership of Directors and Management

The following table shows, as of February 14, 2011, the beneficial ownership of our common stock by each current director and each of the current executive officers named below in the “Summary Compensation Table,” and by all current directors and executive officers as a group. Except as stated in footnote (d) to the table, beneficial ownership is direct and each director and executive officer has sole voting and investment power over his or her shares.

	Amount and Nature
	of Beneficial	Percent of
Non-Employee Directors	Ownership(a - e)	Class
Ms. Alexander	26,000	*

Mr. Bollenbach	—	*

Mr. Finchem	—	*

Mr. Jastrow	—	*

Mr. Johnson	—	*

Ms. Lora	2,043	*

Mr. McCaffery	—	*

Mr. Moonves	—	*

Mr. Nogales	7,400	*

Named Executive Officers

Mr. Mezger	3,503,790	3.84%

Jeff J. Kaminski	6,661	*

Brian J. Woram	11,768	*

Glen W. Barnard	117,151	*

William R. Hollinger	409,341	*

All current directors and executive officers as a group (15 people)	4,121,266	4.5%

(a)	Not shown in the table are the non-employee directors’ equity-based holdings under the Director Plan, which are shown above under the heading “Director Compensation,” and certain equity-based holdings of our named executive officers, which are shown below under “Grants of Plan-Based Awards During Fiscal Year 2010” and “Outstanding Equity Awards at Fiscal Year-End 2010.”

(b)	Included are the following shares of common stock that can be acquired within 60 days of February 14, 2011 through the exercise of stock options: Mr. Mezger 3,174,004; Mr. Kaminski 0; Mr. Woram 0; Mr. Barnard 112,270; and Mr. Hollinger 314,364; and all current executive officers as a group 3,630,463.

(c)	Included are shares of restricted common stock in the following amounts: Mr. Mezger 0; Mr. Kaminski 6,661; Mr. Woram 11,768; Mr. Barnard 0; and Mr. Hollinger 10,525; and all current executive officers as a group 36,241.

(d)	Ms. Lora holds 2,043 shares of our common stock in a trust in which she and her spouse are trustees and sole beneficiaries and over which they jointly exercise voting and investment power.

(e)	Based on the information available to us, Mr. Raymond P. Silcock, our former executive vice president and chief financial officer, beneficially owns no shares of our common stock.

*	Indicates less than one percent ownership.

Beneficial Owners of More Than Five Percent of Our Common Stock

The following table shows each stockholder known to us as of February 14, 2011 to beneficially own more than five percent of our common stock:

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership	Class
FMR LLC and Edward C. Johnson 3d(a)	11,597,431	15.07%(b)

82 Devonshire Street, Boston, Massachusetts 02109

KB Home Grantor Stock Ownership Trust(c)	11,106,751	12.61%

Wells Fargo Institutional Retirement and Trust Executive Benefits

One West Fourth Street, Winston-Salem, North Carolina 27101

BlackRock, Inc., et al.(d)	5,938,491	6.74%(b)

40 East 52nd Street, New York, NY 10022

Epoch Investment Partners, Inc.(e)	4,467,334	5.80%(b)

640 Fifth Avenue, 18th Floor, New York, NY 10019

State Street Corporation(f)	4,414,565	5.70%(b)

State Street Financial Center, One Lincoln Street, Boston, MA 02111

(a)	The stock holding information is based solely on an amendment to Schedule 13G dated February 11, 2011 that FMR LLC, a parent holding company, filed with the SEC to report beneficial ownership of FMR LLC and Mr. Edward C. Johnson 3d, FMR LLC’s Chairman, as of December 31, 2010. The shares are beneficially owned by Fidelity Management & Research Company, an investment advisor to various investment companies and a wholly-owned subsidiary of FMR LLC (“Fidelity”). The ownership of one investment company, Fidelity Magellan Fund, with the same principal business address, amounted to 4,088,000 shares or 5.31% of our common stock. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the various Fidelity investment companies each has sole power to dispose of the 11,597,431 shares owned by such investment companies. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by such investment companies, which power resides with such investment companies’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by those Boards of Trustees.

(b)	Percent of class figures are from the respective Schedule 13G filings or amended Schedule 13G filings by FMR LLC and Edward C. Johnson 3d, BlackRock, Inc., Epoch Investment Partners, Inc. and State Street Corporation.

(c)	The GSOT holds all of the shares of our common stock shown above pursuant to a trust agreement with Wells Fargo Bank, N.A. as trustee. Both the GSOT and the trustee disclaim beneficial ownership of the shares reported. Under the trust agreement, employees who hold unexercised options under our employee equity compensation plans will determine how the GSOT shares are voted. The number of GSOT shares as to which any one eligible employee can direct the vote depends on how many eligible employees submit voting instructions to the trustee. Employees who are also directors cannot vote GSOT shares; therefore, Mr. Mezger cannot direct the vote of any GSOT shares. If all eligible employees submit voting instructions, the other named executive officers can direct the vote of the following amounts of GSOT shares: Mr. Kaminski 494,760; Mr. Woram 578,260; Mr. Barnard 613,894; and Mr. Hollinger 1,354,579; and all current executive officers as a group (excluding Mr. Mezger) 3,449,618. Under the trust agreement, individual votes on GSOT shares received by the trustee will be held in confidence.

(d)	The stock holding information is based solely on an amendment to Schedule 13G dated January 21, 2011 that BlackRock, Inc., a parent holding company, filed with the SEC to report beneficial ownership as of December 31, 2010. Of the amount reported as beneficially owned, BlackRock, Inc. subsidiaries, collectively, had sole voting power as to 5,938,491 shares of our common stock and had sole dispositive power as to 5,938,491 shares.

(e)	The stock holding information is based solely on a Schedule 13G dated February 11, 2011 that Epoch Investment Partners, Inc., an investment advisor, filed with the SEC to report beneficial ownership as of December 31, 2010. Of the amount reported as beneficially owned, Epoch Investment Partners, Inc.

had sole voting power as to 4,451,584 shares of our common stock and had sole dispositive power as to 4,467,334 shares.

(f)	The stock holding information is based solely on a Schedule 13G dated February 10, 2011 that State Street Corporation, a parent holding company, filed with the SEC to report beneficial ownership as of December 31, 2010. Of the amount reported as beneficially owned, State Street Corporation subsidiaries, collectively, had shared voting power as to 4,414,565 shares of our common stock and had shared dispositive power as to 4,414,565 shares.

Stock Ownership Requirements

We have established stock ownership requirements for our non-employee directors and senior executive management to better align their interests with those of our stockholders. Our Corporate Governance Principles require each of our non-employee directors to own at least $250,000 in value of our common stock or common stock equivalents within five years of joining the Board. Our Executive Stock Ownership Policy requires executives at various management levels to own from 6,000 to 150,000 shares, depending on position. The policy, as applied to our named executive officers, is discussed further below under the heading “Equity Stock Ownership Policy.”

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Executive Compensation

Management Development and Compensation Committee Report

The Management Development and Compensation Committee of the Board of Directors has reviewed and discussed the following “Compensation Discussion and Analysis” with KB Home management. Based on this review and discussion, the Management Development and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Management Development and Compensation Committee

Michael G. McCaffery, Chair	Stephen F. Bollenbach
Timothy W. Finchem	Luis G. Nogales

◆

Compensation Discussion and Analysis

Our executive compensation and benefit programs are focused on attracting, motivating and retaining a talented management team to execute our KBnxt operational business model. We believe our dedicated implementation of the core Built-to-Ordertm principles of our KBnxt operational business model provides us with a distinct competitive advantage over other homebuilders. We therefore design, with the Compensation Committee’s oversight, the compensation and benefits for our named executive officers (each, an “NEO”) and other senior executives to reward individual contributions to the achievement of our KBnxt strategic goals, while taking into account our recent and expected financial performance and broader industry and economic conditions. We believe this approach promotes a clear alignment of executive and stockholder interests.

Compensation in Context: Fiscal Year 2010

In our 2010 fiscal year, we continued to face a difficult operating environment amid the prolonged housing market downturn that began in mid-2006. With a persistent oversupply of homes available for sale and soft demand for new homes, a generally poor economic and employment environment, turbulent financial and credit markets, tightened consumer mortgage lending standards, and the mixed impact of government programs and actions directed at supporting homeownership, we and other homebuilders have experienced a severe drop in net orders, revenues and profitability over the last five years and up to the present time.

To manage our business through these difficult circumstances, we have focused on the following three primary strategic goals: restoring and maintaining the profitability of our homebuilding operations; generating cash and maintaining a strong balance sheet; and positioning our business to capitalize on future growth opportunities. In pursuing these goals during the mid-2006 to 2009 period, we significantly reduced our overhead, inventory and community count to better align our operations with diminished home sales activity, improved our construction cycle times and operating efficiencies, and redesigned and re-engineered our product line to improve its affordability for homebuyers and to improve our margins. As a result of our strategic actions over this period, we began our 2010 fiscal year with a strong and liquid balance sheet, holding over $1 billion in cash, and an operational footprint better positioned in housing markets with perceived strong long-term growth prospects.

Based on the operational transformations we made through our 2009 fiscal year, we entered 2010 with restoring and maintaining the profitability of our homebuilding operations as our highest priority, notwithstanding a cautious outlook for the year stemming from continued uncertainty as to when a meaningful housing market recovery would take hold. We determined that future profitability would require greater revenue growth driven by a larger inventory base from which additional sales and deliveries of our higher-margin and well-received new products could be made. Accordingly, with our financial strength and seeing a number of attractive opportunities, in 2010 we implemented a targeted land acquisition initiative to acquire ownership or control of well-priced land parcels that met our investment standards and were located in our existing markets having the best perceived growth prospects.

We believe we made significant progress during our 2010 fiscal year in strengthening a solid foundation to achieve long-term future growth and profitability. We generated in the second half of the year homebuilding operating income of $37.5 million and net income on a cumulative basis, compared to a homebuilding operating loss of $123.6 million for the corresponding year-earlier period. We reduced our pretax loss from $311.2 million in 2009 to $76.4 million in 2010. We narrowed our net loss from $101.8 million in 2009 to $69.4 million in 2010, reflecting a higher housing gross margin and lower overhead expenses. Our housing gross margin increased due to, among other factors, improved operating efficiencies and reduced direct construction costs achieved through the value-engineering innovations we developed for our new product designs, including The Open Series. We reduced our year-over-year debt balance by $44.8 million and ended the year with cash, cash equivalents and restricted cash above $1 billion,while investing approximately $560 million in land and land development to help expand our inventory of lots owned or controlled on a year-over-year basis and to establish a strong operational platform in 30 major markets that positions us to increase our active community count for the first time in many years and to generate potential future revenues. We garnered continued recognition as an industry leader on sustainable building practices, and record customer satisfaction levels based on J.D. Power and Associates and our internal surveys. Our Annual Report provides further details on our 2010 fiscal year performance.

Our executive compensation decisions in our 2010 fiscal year sought a balance between our financial and operational achievements and the prevailing tough and uncertain business conditions in the general economy and in the homebuilding industry. Below is a summary of our key executive compensation objectives and our approach to addressing them during the year.

• Promote/reward achievement of strategic goals	To support our profitability, operational repositioning and inventory growth strategic goals, annual incentives in 2010 were aligned with meaningful targets for pretax results, home deliveries and land pipeline levels. To further support our profitability goal, notwithstanding that significant achievements were made in the year, compensation levels in 2010 were at or in most cases below those in prior years. Base salaries were generally held at 2008 or earlier levels, long-term incentive grant values were down even as the value of past awards continue to decrease, and annual incentive award values were reduced below amounts earned in previous years for most participants

• Attract and grow senior management bench	Hired Mr. Kaminski as chief financial officer and Mr. Woram as general counsel. Both have significant experience in strategic leadership positions with public companies. Mr. Woram also has a deep background in the real estate and homebuilding industries

• Minimize variable compensation expense	Eliminated virtually all outstanding cash-settled SARs through the Exchange Offers, as discussed below under the heading “SAR Exchange Offers”

• Enhance retention of key executives	To foster executive retention while maintaining an appropriate relationship between executive compensation and performance, in 2010, we granted long-term incentives consisting of a combination of awards of restricted cash and common stock options. The value of previous years’ incentive awards reflects our philosophy of aligning pay with operational and financial performance, and stockholder return, as well as incentive and retention needs. Historically, this has led us to use stock options as a primary long-term incentive, as they only have value to the extent the market price of our common stock rises after grant. Due to a declining stock price amid the broad economic and housing downturn, however, the retention value of prior equity compensation has declined significantly from grant date values

• Optimize 2011 fiscal year long-term incentives with a limited equity compensation share capacity	We granted stock options to our top executive talent at quantities close to prior year levels (excluding grants to new hires), with grant-date fair values that were lower than those granted last year, in combination with awards of restricted cash that vest in three years (in lieu of grants of restricted stock). Though the total grant-date fair values of the 2011 fiscal year long-term incentives were generally lower, we believe these incentives provided meaningful motivational and retention benefits together with alignment with stockholder interests

NEO Compensation for the 2010 Fiscal Year

Base Salaries. Other than for new hires, the Compensation Committee annually reviews and approves the base salaries of our CEO and our other NEOs. Base salaries for new hires are usually determined as part of the hiring process. The Compensation Committee approves NEO base salaries based on several factors, including an NEO’s experience, specific responsibilities, performance and expected future contributions; our current and expected financial and operational results; equity of salary relative to our executives who are at the same internal management level; market rates to ensure competitiveness; and our general budgetary guidelines for base salaries as set by the Compensation Committee. In subjectively weighing these factors, the Compensation Committee maintained 2010 base salaries for Messrs. Mezger, Barnard and Hollinger at 2008 or earlier levels, and approved the starting base salaries for Messrs. Kaminski and Woram at the time each joined us in 2010.

Reflecting our philosophy of aligning pay with operational and financial performance and stockholder return, base salaries make up a relatively small portion of NEO compensation. The majority of NEO compensation, particularly the compensation for our CEO, consists of performance-based annual and long-term incentives.

2010 Annual Incentives. As shown in the table below, each of Messrs. Mezger, Kaminski and Hollinger was eligible for an annual incentive if at least one of three objective performance goals was achieved in 2010, subject to the Compensation Committee’s discretion to reduce the actual payout of any annual incentive based on its subjective evaluation of our overall performance and these NEOs’ individual performance.

NEO	Threshold	Target	Maximum
Mr. Mezger	$687,500	$2,750,000	$5,000,000

Mr. Kaminski	$82,500	$330,000	$660,000

Mr. Hollinger	$97,500	$390,000	$780,000

The three objective performance goals were the following: (a) 2010 fiscal year pretax loss not exceeding $200 million, excluding inventory impairments and other non-recurring items; or (b) 2010 fiscal year home deliveries equal to or greater than 7,500; or (c) lot pipeline for 2011 home deliveries equal to 10,000 lots by our 2010 fiscal year end. If any of the performance goals were achieved, each NEO was eligible to receive their respective maximum annual incentive payout, subject to the Compensation Committee exercising its discretion to reduce the actual payout using the respective threshold and target payout levels described above as an informal framework to guide its decision-making. The performance goals were designed to align with our primary strategic goal for 2010 of restoring and maintaining the profitability of our homebuilding operations, with a focus on increasing our ownership or control of well-priced land parcels to promote future growth in revenues and home deliveries. They also reflected our expectations of difficult housing market conditions and an uncertain and generally weak economic environment in 2010; accordingly, the Compensation Committee determined that each performance goal was substantially uncertain to be met and would, to the extent achieved, represent a strong performance result for the year.

For the 2010 NEO annual incentives, each respective target payout level was the amount each NEO received as an annual incentive in 2009 or, for Mr. Kaminski, an amount established in connection with his hiring and reflecting a partial year basis; each respective maximum payout level was set at or near 200% of the relevant target level; and each respective threshold payout level was set at 25% of the relevant target level. In approving the annual incentive payout levels, the Compensation Committee determined that they were appropriate to motivate and retain the eligible NEOs given the challenging homebuilding business environment, and that the relatively higher levels for our CEO appropriately reflected Mr. Mezger’s unique and critical role in setting and driving the implementation of our KBnxt operational business model and our primary strategic goals across all facets of our business, his efforts to transform and position our operations to achieve long-term profitability in this difficult and turbulent environment, and his overall responsibility for our performance.

The Compensation Committee determined that we achieved the pretax loss performance goal, as our 2010 fiscal year pretax loss, excluding inventory impairments and other non-recurring items, was $56.4 million.

Accordingly, each NEO was eligible for an annual incentive payout at the NEO’s respective maximum payout level as set forth in the table above.

In evaluating and approving these NEOs’ actual annual incentive payouts, the Compensation Committee on a subjective basis also took into account a broad range of factors encompassing our overall financial and operational performance and individual performance. In particular, the Compensation Committee considered the significant narrowing of our net loss for the year compared to our 2009 fiscal year, the generation of homebuilding operating income in each of the last two quarters of our 2010 fiscal year, the maintenance of a total cash balance above $1 billion, and the positioning of our operations through organizational restructuring and land acquisition and development activities (including the year-over-year expansion in our inventory of lots owned or controlled) to provide a solid platform for future growth as housing markets recover. For Mr. Mezger, the Compensation Committee and the Board determined that he provided strong and decisive leadership that was vital to our achieving these results, and noted that he has significantly enhanced our differentiation from other large production homebuilders through his efforts in positioning us as a leader in sustainable building practices.

For Mr. Hollinger, the Compensation Committee considered that he provided critical leadership and oversight of our accounting and financial reporting process in serving as our principal financial officer for almost half of the year. During this time, he helped us to preserve balance sheet flexibility and a total cash balance above $1 billion while supporting investments in future growth, in addition to performing his duties as our chief accounting officer. He was also a key contributor to the Company’s cost savings efforts throughout the year. For Mr. Kaminski, the Compensation Committee determined that in the relatively short time he has served as our chief financial officer, he has quickly become grounded in our operational strategy and taken ownership of our strategic planning process, solidified our finance team, enhanced our investor relations strategy, and been instrumental in positioning us to achieve our profitability goals.

Weighing our overall financial performance and prevailing and expected business conditions, though, the Compensation Committee used its discretion to reduce the annual incentive payouts to our NEOs to the following amounts: Mr. Mezger $2,750,000; Mr. Kaminski $360,000; and Mr. Hollinger $350,000. The Compensation Committee did not apply any specific weighting or formula with respect to determining our NEOs’ actual annual incentive payouts.

Mr. Barnard was not originally selected to be eligible for a 2010 annual incentive based on considerations of his expected role and responsibilities with us. Due to executive officer transitions during 2010, however, Mr. Barnard’s duties were expanded and he made notable contributions to implementing certain of our operational goals. Therefore, in January, 2011, the Compensation Committee approved a discretionary bonus to Mr. Barnard of $150,000 in recognition of his work in 2010. Mr. Woram was eligible for a guaranteed bonus of $325,000 in lieu of an annual incentive for 2010 per the terms of his hiring in July, 2010. He also received a hiring bonus of $426,971. Mr. Silcock, whose employment with us terminated on December 14, 2009, was not eligible for an annual incentive in 2010.

New Hire Incentive Awards. In connection with their joining us in 2010, the Compensation Committee approved incentive award grants to each of Messrs. Kaminski and Woram in the form of stock options and restricted stock. For Mr. Kaminski, the Compensation Committee approved a total grant-date fair value of $300,000; for Mr. Woram, the Compensation Committee approved a total grant-date fair value of $530,000. Each of these awards were granted in July and split 75%/25% in stock options and restricted stock, consistent with the split awarded for the 2010 long-term incentive awards granted to our NEOs in October, 2009. These grants to Messrs. Kaminski and Woram are shown below under the heading “Grants of Plan-Based Awards During Fiscal Year 2010.”

2011 Fiscal Year Long-Term Incentives. To promote retention and alignment with stockholders’ interests, we provide long-term incentives to our NEOs that consist primarily of grants of equity-based vehicles settled in cash or stock and typically grant these incentives in October each year. For the 2011 fiscal year long-term incentives, our approach was affected by the low number of shares available for grant under our 2010 Plan stemming from our efforts to minimize the variability of compensation expenses associated with prior grants of cash-settled SARs, as discussed above under the heading “Compensation in Context: Fiscal Year 2010.” Therefore, our 2011 fiscal year long-term incentive grants, which were made in October, 2010, consisted of stock options that vest in equal annual installments over a three-year period and awards of restricted cash that vest in full after three years, subject in each case to a recipient’s continued employment with us through the applicable vesting periods. These awards are shown below under the heading “Grants of Plan-Based Awards During Fiscal Year 2010.”

In light of the important purpose long-term incentives serve to motivate and retain top executive talent, a key consideration for the Compensation Committee in approving the 2011 fiscal year long-term incentives for our NEOs was the low intrinsic value (and consequently low retention value) of our past long-term incentive awards. The exercise price of most of our outstanding employee stock options is higher, and in some cases substantially higher, than the current market price of our common stock, greatly undercutting the retention value of these awards. Based on these considerations and subjective evaluations of each NEO’s current performance (with the key aspects as described above under the heading “2010 Annual Incentives”) and expected future contributions and role, the Compensation Committee approved grants of stock options and awards of restricted cash to each of our NEOs, except for Messrs. Barnard and Silcock. Both Messrs. Mezger and Hollinger were granted almost the same number of stock options as each was granted last October for their 2010 long-term incentives, resulting in each receiving an award with a lower aggregate grant-date fair value compared to those prior grants due to a decline in the price of our common stock, reflecting the Compensation Committee’s recognition of their significant individual achievements in 2010 and to motivate future performance, balanced against our profitability goal, the current business environment and constrained capacity of shares available for grant. The aggregate amount of stock options and awards of restricted cash granted as 2011 fiscal year long-term incentives to Messrs. Kaminski and Woram were based in each case on values approved in connection with their hiring — $800,000 for Mr. Kaminski and $750,000 for Mr. Woram. Accordingly, as 2011 long-term incentives the Compensation Committee approved the following grants of stock options and awards of restricted cash: Mr. Mezger 240,000 stock options, 260,000 performance stock options (as described below under the heading “CEO Performance Options”) and $500,000;
Mr. Kaminski 118,000 stock options and $260,000; Mr. Woram 111,000 stock options and $242,000; and Mr. Hollinger 60,000 stock options and $260,000.

As with the 2010 fiscal year long-term incentives, the Compensation Committee approved the granting of 2011 fiscal year long-term incentives other than Mr. Mezger’s performance options without specific performance-vesting requirements. The Compensation Committee took this approach based on the importance of motivating and retaining top executive talent in a difficult business environment and its view that stock options, the value of which rise and fall in line with the market price of our common stock, are inherently performance-based and stockholder-aligned incentives.

In January, 2010, the Compensation Committee approved a grant to Mr. Barnard of 90,000 stock options that will vest in full in two years if Mr. Barnard continues to be employed with us through the vesting date. This grant of stock options aligns with Mr. Barnard’s anticipated role and responsibilities in overseeing the implementation of certain operational efficiency, product development and sustainability initiatives during the vesting period and was made in lieu of his receiving any other long-term incentives in 2010. As Mr. Silcock’s employment with us ended on December 14, 2009, he was not eligible for any 2011 fiscal year long-term incentives.

2011 CEO Performance Options. Consistent with the policy it adopted in January, 2010 to make the vesting of a majority of future grants of equity compensation to our CEO contingent on the achievement of one or more long-term objective performance metrics, the Compensation Committee granted 260,000 performance stock options to Mr. Mezger as part of his 2011 long-term incentive award. The timing and extent to which the performance options vest, if at all, depends on our achieving (as determined by the Compensation Committee) any of the following as of the end of our fiscal year in any of 2011, 2012 or 2013: (a) positive cumulative operating margin results measured from December 1, 2010 to the end of any one these fiscal years (excluding the impact of inventory and joint venture impairments and land option contract abandonments); (b) cumulative operating margin results that are better than the 50th percentile of a comparator group of homebuilding industry companies within the global industry classification standard homebuilding sub-industry index; or (c) customer satisfaction scores that are above the mean average score of the homebuilders covered in a third party survey. If none of the performance metrics is determined by the Compensation Committee to have been achieved by the end of our 2013 fiscal year, a portion of the performance stock options may vest if the Compensation Committee determines that the second or third performance metric described above has been achieved at a threshold level of 60% of the applicable performance metric goal. Accordingly, depending on how close the achievement was relative to the goal (provided it is above the 60% threshold level), up to one half of the performance stock option award will vest based on the second performance metric, and up to one half of the performance stock option award will vest based on the third performance metric, in each case per the following table (with performance between 60% and 100% of an applicable performance goal interpolated linearly):

Performance Metric Achievement	Range of Performance Option Vesting
Actual % of Performance Goal Achieved	% of Eligible Award

60% — 70%	25% - 44%

70% — 80%	44% - 63%

80% — 90%	63% - 81%

90% — 100%	81% - 100%

If the Compensation Committee determines that none of the performance metrics have been achieved at a 60% threshold level, none of the performance stock options will vest.

“Over-Cap” Equity-Based Awards. In prior years, our annual incentive arrangements with certain senior executives limited the amount of annual incentive payouts they could receive in cash and required that they receive amounts over the specified cap in the form of restricted stock or phantom shares. These equity-based awards were granted on the date the cash portion of the annual incentive was paid, and vested on the earlier of the third anniversary of the grant date and the recipient’s termination of employment, other than a voluntary termination or a termination for cause. On July 12, 2010, Messrs. Mezger and Hollinger vested in “over-cap” phantom shares that were originally granted to them on July 12, 2007 based on a stock price of $36.19 as follows: Mr. Mezger 55,264, and Mr. Hollinger 1,037. Each received a cash payout equal to the phantom shares each held multiplied by the closing price of our stock on the vesting date, $10.85.

SAR Exchange Offers. In our 2010 fiscal year, the Compensation Committee approved two separately conducted Exchange Offers under which certain officers and employees were given the opportunity to replace cash-settled SARs previously granted to them as long-term incentive awards in 2007, 2008 and 2009 with non-qualified options to purchase shares of our common stock issued under the 2010 Plan. We conducted the Exchange Offers in an effort to reduce the variability in the reporting of compensation expense for the SARs under applicable accounting rules, which variability could be substantial and obscure the reporting of our operating performance. By replacing the SARs with the stock options, we were able to eliminate much of this variability and provide stockholders and investors with a clearer view of our operating results. The Exchange Offers will also help us conserve cash that may otherwise have been paid in connection with SAR exercises. The Exchange Offers are further discussed above under the heading “Proposal 3: Approve an Amendment to the KB Home 2010 Equity Incentive Plan.” The Exchange Offers did not include a re-pricing or any other changes impacting the value of the awards to the participating officers and employees, and no additional grants or awards were made to participants as part of the offers. In order to complete the Exchange Offers according to their terms, we issued a total of 2,041,735 stock options under the 2010 Plan. Messrs. Mezger, Barnard and Hollinger received stock options in one or both of the Exchange Offers, as shown below under the heading “Grants of Plan-Based Awards During Fiscal Year 2010.”

Benefits. The majority of our health and welfare benefits are made available to all full-time employees, including our NEOs. During 2010, as in years past, our NEOs also received a supplemental benefit that reimburses them for any qualified out-of-pocket medical, dental and vision expenses that exceed amounts payable under our standard medical, dental and vision plans. In addition, in 2010, certain of our NEOs were provided with a death-related benefit and participated in our Deferred Compensation Plan and Retirement Plan, each as described below under the heading “Severance, Change in Control and Post-Termination Arrangements.” These benefits are offered to attract key executive talent and to promote retention. Mr. Mezger participates in a program under which he is credited with a specific number of vacation hours that remains fixed throughout his employment with us, regardless of actual vacation time taken. When his employment with us ends, he is entitled to receive a payout of these vacation hours that is based on his then-current annual base salary.

Perquisites. We provide very few perquisites to our NEOs. In connection with Mr. Kaminski’s hiring and relocation from Detroit to Los Angeles in May, 2010, we agreed to pay for certain relocation expenses, including temporary housing for up to six months, and for any personal income tax liability associated with such relocation-related payments. In our 2010 fiscal year, Mr. Kaminski received $47,594 under this arrangement. In connection with Mr. Woram’s hiring and relocation from Dallas to Los Angeles in July, 2010, we agreed to pay for certain relocation expenses, including temporary housing for up to six months, and for any personal income tax liability associated with such relocation-related payments. In our 2010 fiscal year, Mr. Woram received $69,515 under this arrangement.

Severance, Change in Control and Post-Termination Arrangements

Severance Arrangements. Mr. Mezger’s Employment Agreement provides him with certain severance benefits, and all of our current NEOs participate in our Executive Severance Plan, which provides certain severance benefits for non-change in control situations ranging from one to two times salary and bonus depending on a participant’s internal management level. Messrs. Kaminski and Woram, however, will not be eligible to receive benefits under our Executive Severance Plan until they have completed at least one year of employment with us. These severance arrangements are discussed further below under the heading “Potential Payments upon Termination of Employment or Change in Control.” We have adopted a policy under which we will obtain stockholder approval before paying severance benefits to an executive officer under a future severance arrangement in excess of 2.99 times the sum of the executive officer’s then-current base salary and target bonus. Future severance arrangements do not include severance arrangements existing at the time we adopted the policy in July, 2008 or any severance arrangement we assume or acquire unless, in each case, the severance arrangement is changed in a manner that materially increases its severance benefits.

Change in Control Arrangements. Since 2001, we have maintained a Change in Control Severance Plan (“CIC Plan”) that upon a change in control provides participants with certain severance-related payments, accelerated vesting of equity awards and full vesting in any benefits under our Death Benefit Only Plan (if a participant also participates in that plan). Our current NEOs and a very limited number of our other senior executive management participate in the CIC Plan. The CIC Plan is intended to enable and encourage our management to focus its attention on obtaining the best possible deal for our stockholders in a change in control scenario and to make objective evaluations of all possible transactions, without being distracted by the possible impact such transactions may have on job security and benefits; to promote management continuity; and to provide income protection in the event of involuntary loss of employment. In addition, if we experience a change in control, the vesting is accelerated for any unvested benefits under our Deferred Compensation Plan and our Retirement Plan, each of which is discussed below, and under certain of our employee benefit plans, including our equity compensation plans. The payments to which each of our NEOs may be entitled upon a change in control is further discussed below under the heading “Potential Payments Upon Termination of Employment or Change in Control.”

Death Benefits. Our Death Benefit Only Plan, in which Messrs. Mezger and Hollinger participate, provides a death benefit to the participant’s designated beneficiary of $1 million (plus an additional “gross-up” amount sufficient to pay taxes on the benefit and the additional amount). We closed the Death Benefit Only Plan to new participants beginning in 2004, and only term life insurance, with a $750,000 benefit level payable to an executive’s designated beneficiaries, has been made available to incoming eligible executives. We maintain this term life insurance benefit for Messrs. Kaminski and Woram. We also maintain this type of coverage for Mr. Barnard, but under an age-related provision of the policy, the benefit level was reduced to $488,000 as of September 1, 2010. We also maintain a life insurance death benefit for Mr. Mezger of $400,000.

Retirement Programs. Our 401(k) Savings Plan, a qualified defined contribution plan, is the only program we offer to all full-time employees that provides post-employment benefits. Our current NEOs and certain other senior executives also have the opportunity to participate in an unfunded nonqualified Deferred Compensation Plan, which allows pretax contributions of base salary and annual incentive compensation. We provide a dollar-for-dollar match of Deferred Compensation Plan and 401(k) Savings Plan contributions on up to an aggregate amount of six percent of a participant’s base salary. NEO deferrals under the Deferred Compensation Plan are shown below under the heading “Non-Qualified Deferred Compensation During Fiscal Year 2010.” We offer the Deferred Compensation Plan to give participating executives the ability to defer amounts above the contribution limits applicable to our 401(k) Savings Plan.

We maintain a Retirement Plan for certain executives that has been closed to new participants since 2004. Messrs. Mezger, Barnard and Hollinger participate in the Retirement Plan. The Retirement Plan provides each vested participant with a specific annual dollar amount for 20 years, with payments beginning upon the later of the participant reaching age 55; the tenth anniversary of the date the participant commenced his or her participation; or the termination of the participant’s employment with us. Mr. Mezger’s original annual benefit amount under the Retirement Plan was $450,000. For the other NEO participants, the original annual benefit amount under the Retirement Plan was $100,000. For each participant, the annual benefit amount is increased by the same annual cost-of-living adjustments that are applied to federal social security benefits, starting with the plan year ending November 30, 2006. Vesting generally requires five years of participation and, once vested, the participant is entitled to his or her full benefit per the payout terms stated above. Details of NEO participation in the Retirement Plan are provided below under the heading “Pension Benefits During Fiscal Year 2010.”

Indemnification Agreements

As with our non-employee directors, we have entered into agreements with each of our NEOs, other executive officers and certain other senior executives that provide them with indemnification and advancement of expenses to supplement that provided under our Certificate of Incorporation and insurance policies, subject to certain requirements and limitations.

Other Material Tax and Accounting Implications of the Executive Compensation Program

Section 162(m) of the Code generally disallows a tax deduction for compensation over $1 million paid to our highest paid executives unless it is qualifying performance-based compensation. We generally design compensation plans in order to maintain federal tax deductibility for executive compensation under Section 162(m) of the Code, and the Compensation Committee considers the potential Section 162(m) impact when approving the compensation paid to our NEOs. The Compensation Committee, however, will approve compensation that may not be deductible under Section 162(m) of the Code where it believes it is in our and our stockholders’ best interests to do so.

Overview of Executive Compensation Decision-Making and Other Compensation Policies

Executive Compensation Decision-Making Process
Participants and Roles

The Compensation Committee uses its own judgment, generally based on the considerations below, in subjectively approving the compensation and benefits for each of our NEOs and for our other senior executive management:

•   Each executive’s specific roles, responsibilities, performance, experience and skill set; the market for comparable jobs; prevailing business conditions; and our overall financial and operational results

•   Certain objective data, including

•   financial and operational metrics (particularly those used with performance-vesting compensation)

•   for each executive, a management-prepared tally sheet with up to five years of compensation data

•   surveys of comparative general industry and peer group (which is described below) compensation practices to assess whether our compensation is reasonable and competitive

The Compensation Committee does not give any one of these data sources greater weight than another in making compensation decisions, and considers individual performance evaluations as a more important input. It also does not benchmark or target compensation and benefits at any specific level relative to general industry, to our peer group or to our financial results or stockholder return

•   The totality of compensation that may be paid through base salary and annual and long-term incentives

The Compensation Committee does not follow any set formula or set a specific allocation as to any one element of the compensation and benefits provided to an executive. Rather, it seeks to establish overall compensation at a level that it believes is appropriate. As a result, an executive’s compensation can vary from year to year and from other executives’ compensation in any year

Our Peer Group
Like us, our peers are engaged in high production home building. Our annual revenues approximate the group median.	• Beazer Homes • DR Horton • Hovnanian Enterprises • Lennar Corporation	• MDC Holdings • M/I Homes • Meritage Homes Corp. • NVR Incorporated	• PulteGroup, Inc. • Ryland Group • Standard Pacific • Toll Brothers

Equity Stock Ownership Policy. We have an executive stock ownership policy that establishes specific levels of stock ownership that designated executives are expected to achieve within five years of joining us and is intended to encourage, and has encouraged, our executives to increase their ownership of our common stock over time and to align their interests with our stockholders’ interests. The targeted stock ownership levels for our NEOs range from 20,000 to 150,000 shares, depending on position. Survey data and multiples of average base salaries per internal management level were used to determine expected ownership levels. Stock ownership may include shares of our common stock owned outright or owned indirectly through our 401(k) Savings Plan, and 60% of unvested restricted stock grants or phantom share rights. Phantom share rights are included so that executives subject to the policy are not penalized if there are a limited number of shares available for grant under our existing stockholder-approved equity compensation plans. Once required ownership levels are achieved, they must be maintained throughout employment. Our policy provides both financial incentives to achieve ownership requirements and material consequences for non-compliance. Our NEOs are currently in compliance with the policy.

Prohibition on Hedging/Pledging of KB Home Securities. To further align their interests with those of stockholders, our senior executives are prohibited from engaging in short sales of our securities and from buying or selling puts or calls on, or any other financial instruments that are designed to hedge or offset decreases or increases in the value of, our securities (including without limitation derivatives, prepaid variable forward contracts, equity swaps, collars and exchange funds).

Equity-Based Award Grant Policy. Our equity-based award grant policy governs the timing and establishes certain internal controls over the grant of equity-based awards. The policy requires that the Compensation Committee (or the Board) approve all grants of equity-based awards, and their terms. The policy does not permit any delegation of granting authority to our management. The grant date of any equity-based award will be the date on which the Compensation Committee met to approve the grant unless a written resolution sets a later date. The exercise price of any stock option award will not be less than the closing price of our common stock on the grant date.

Recovery of Compensation. Under his Employment Agreement, our CEO must repay certain bonus and incentive- or equity-based compensation he receives if we are required to restate our financial statements as a result of his misconduct, consistent with Section 304 of the Sarbanes-Oxley Act of 2002. We will also recoup equity-based compensation to the extent required under the Dodd-Frank Act.

Summary Compensation Table

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position(a)	Year	($)	($)(b)	($)(c)	($)(c)	($)(d)	($)(e)	($)(f)	($)
Jeffrey T. Mezger President and Chief Executive Officer	2010	$1,000,000	$0	$0	$2,295,750	$2,750,000	$618,113	$66,518	$6,730,381

	2009	1,000,000	0	0	3,500,000	2,750,000	747,377	83,699	8,081,076

	2008	1,000,000	0	875,000	2,625,000	2,750,000	141,666	70,482	7,462,148

Jeff J. Kaminski Executive Vice President and Chief Financial Officer	2010	266,891	0	75,000	766,797	360,000	0	51,670	1,520,358

Brian J. Woram Executive Vice President, General Counsel and Secretary	2010	202,933	751,971	132,500	907,157	0	0	79,262	2,073,823

Glen W. Barnard Senior Vice President, KBnxt Group	2010	300,001	150,000	0	598,122	0	148,423	26,762	1,223,308

	2009	300,001	0	0		300,000	202,354	21,907	824,262

	2008	299,168	45,000	0		375,000	13,716	29,582	762,466

William R. Hollinger Senior Vice President and Chief Accounting Officer	2010	365,000	0	0	275,490	350,000	139,956	28,946	1,159,392

	2009	365,000	0	162,500	487,500	390,000	205,116	31,348	1,641,464

	2008	363,750	0	175,000	525,000	370,000	25,877	29,784	1,489,411

Former NEO

Raymond P. Silcock*	2010	25,000	0	0	0	0	0	0	25,000

	2009	136,538	200,000	300,000	900,000	0	0	6,276	1,542,814

(a)	Name and Principal Position: Mr. Kaminski was hired in May, 2010 and Mr. Woram was hired in July, 2010. Further description of the compensation arrangements for these two NEOs can be found above under the heading “NEO Compensation for the 2010 Fiscal Year.”

(b)	Bonus: These amounts are guaranteed or discretionary bonuses. Mr. Woram received a hiring bonus in the amount of $426,971 upon his joining us in July, 2010, and was guaranteed a bonus of $325,000 for our 2010 fiscal year. In January, 2011, Mr. Barnard received a discretionary bonus of $150,000 in recognition of his work in our 2010 fiscal year. These bonuses are discussed above under the heading “2010 Annual Incentives.”

(c)	Stock Awards and Option Awards: These amounts represent the aggregate grant-date fair value of the stock awards (consisting of restricted stock and phantom shares) and option awards (consisting of stock options and stock appreciation rights) computed in accordance with ASC 718. The intrinsic value of the awards granted in 2009 and 2008 is much lower than the grant-date fair values shown in the Summary Compensation Table, as measured by the price of our common stock on November 30, 2010, which was $11.30. In addition, the respective exercise prices of the outstanding stock options that were granted to Messrs. Mezger, Barnard and Hollinger and other executives between 1999 and 2007 are higher than the price of our common stock on November 30, 2010. The fair value of the stock options issued to certain of the NEOs to replace previously granted SARs pursuant to the Exchange Offers, as discussed above under the heading “SAR Exchange Offers,” are not included in the Option Awards column because the replacement of such SARs with such stock options did not result in any incremental fair value to the applicable NEOs.

(d)	Non-Equity Incentive Plan Compensation: These amounts are the annual incentive compensation the respective NEOs earned based on achieving fiscal year performance goals, as discussed above under the heading “2010 Annual Incentives.”

(e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings: These amounts are the change in present value of accumulated benefits provided under our Retirement Plan. We do not provide above-market or preferential earnings under our Deferred Compensation Plan.

(f)	All Other Compensation: The amounts shown consist of the following items:

•	Matching 401(k) Savings Plan and Supplemental Deferred Compensation Plan Contributions. We provide a dollar-for-dollar match of Deferred Compensation Plan and 401(k) Savings Plan contributions of up to an aggregate amount of six percent of a participant’s base salary. The respective aggregate 2010, 2009 and 2008 fiscal year matching contributions we made to each NEO (other than Messrs. Kaminski, Woram and Silcock) were as follows: Mr. Mezger $54,700, $57,983 and $58,383; Mr. Barnard $16,500, $8,250 and $17,950; and Mr. Hollinger $21,900, $21,913 and $21,813. The respective aggregate 2010 fiscal year matching contributions we made to Mr. Woram was $6,563. Messrs. Kaminski and Silcock did not make any Deferred Compensation Plan and 401(k) Savings Plan contributions in our 2010 or 2009 fiscal years.

•	Premium Payments. We paid premiums on supplemental medical expense reimbursement plans and life insurance policies for the benefit of participating executives. These plans and policies are described above under the heading “Benefits.” The respective aggregate premiums we paid in our 2010, 2009 and 2008 fiscal years for each NEO (other than Messrs. Kaminski, Woram and Silcock) for these plans and policies were as follows: Mr. Mezger $11,818, $14,148 and $12,099; Mr. Barnard $10,262, $13,657 and $11,632; and Mr. Hollinger $7,046, $9,435 and $7,971. The respective aggregate premiums we paid in our 2010 fiscal year for Mr. Kaminski was $4,076. The respective aggregate premiums we paid in our 2010 fiscal year for Mr. Woram was $3,184. We paid no such premiums for Mr. Silcock in our 2010 fiscal year. The respective aggregate premiums we paid in our 2009 fiscal year for Mr. Silcock was $1,706.

•	Relocation Assistance. In connection with Mr. Kaminski’s hiring and relocation from Detroit to Los Angeles in May, 2010, we agreed to pay for certain relocation expenses, including temporary housing for up to six months, and for any personal income tax liability associated with such relocation-related payments. In our 2010 fiscal year, Mr. Kaminski received $47,594 under this arrangement. In connection with Mr. Woram’s hiring and relocation from Dallas to Los Angeles in July, 2010, we agreed to pay for certain relocation expenses, including temporary housing for up to six months, and for any personal income tax liability associated with such relocation-related payments. In our 2010 fiscal year, Mr. Woram received $69,515 under this arrangement. In connection with Mr. Silcock’s hiring and relocation from Connecticut to Los Angeles in September, 2009, we agreed to pay for certain relocation expenses, including temporary housing for up to six months, and for any personal income tax liability associated with such relocation-related payments. In our 2009 fiscal year, Mr. Silcock received $4,570 under this arrangement, and he received certain amounts in connection with this benefit in our 2010 fiscal year as described below under the heading “Employment Termination Payments to Mr. Silcock.”

•	Charter Aircraft Use. There was no personal use of company-chartered aircraft by any of our NEOs in our 2010 fiscal year. In one instance in 2009, a portion of a company-chartered aircraft trip for Mr. Mezger was deemed to be for a personal purpose, and we incurred an incremental cost of $11,568 for this travel. We did not incur any incremental costs for personal use of company-chartered aircraft in our 2008 fiscal year.

*	Mr. Silcock’s employment with us ended on December 14, 2009. Mr. Hollinger served as our principal financial officer from December 14, 2009 to June 7, 2010, when Mr. Kaminski formally started his employment with us following his hiring in May. Mr. Kaminski has served as our principal financial officer since June 7, 2010.

Grants of Plan-Based Awards During Fiscal Year 2010

						All Other	All Other		Grant
						Stock	Option		Date
						Awards:	Awards:	Exercise	Fair
						Number	Number of	or Base	Value of
			Estimated Possible Payouts Under			of Shares	Securities	Price of	Stock and
			Non-Equity Incentive Plan Awards			of Stock	Underlying	Option	Option
	Grant	Type of	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name*	Date(a)	Award	($)	($)	($)	(#)	(#)	($/Sh)	($)(b)
Mr. Mezger	2/16/10	Annual Incentive	$687,500	$2,750,000	$5,000,000

	8/13/10	SAR Exchange Offer Stock Options(c)					397,818	$19.90	$—

	10/7/10	Stock Options(d)					260,000	11.06	1,193,790

	10/7/10	Stock Options					240,000	11.06	1,101,960

	10/7/10	Restricted Cash(e)		500,000

	11/9/10	SAR Exchange Offer Stock Options(c)					412,500	28.10	—

Mr. Kaminski	7/15/10	Annual Incentive	82,500	330,000	660,000

	7/15/10	Stock Options					45,017	11.26	225,000

	7/15/10	Restricted Stock				6,661			75,000

	10/7/10	Stock Options					118,000	11.06	541,797

	10/7/10	Restricted Cash(e)		215,000

	10/25/10	Restricted Cash(e)		45,000

Mr. Woram	7/15/10	Stock Options					79,529	11.26	397,500

	7/15/10	Restricted Stock				11,768			132,500

	10/7/10	Stock Options					111,000	11.06	509,657

	10/7/10	Restricted Cash(e)		200,000

	10/25/10	Restricted Cash(e)		42,000

Mr. Barnard	1/21/10	Stock Options					90,000	14.96	598,122

	11/9/10	SAR Exchange Offer Stock Options(c)					21,385	36.19	—

	11/9/10	SAR Exchange Offer Stock Options(c)					36,885	28.10	—

Mr. Hollinger	2/16/10	Annual Incentive	97,500	390,000	780,000

	8/13/10	SAR Exchange Offer Stock Options(c)					79,564	19.90	—

	10/7/10	Stock Options					60,000	11.06	275,490

	10/7/10	Restricted Cash(e)		260,000

	11/9/10	SAR Exchange Offer Stock Options(c)					25,662	36.19	—

	11/9/10	SAR Exchange Offer Stock Options(c)					36,885	28.10	—

(a)	Grant Date: Except for the SAR Exchange Offer Stock Options, the date shown for each award is the date the Compensation Committee approved the award. The awards of restricted cash granted on October 25, 2010 to each of Messrs. Kaminski and Woram were made to ensure that each received the value of 2011 fiscal year long-term incentives we agreed to grant to them per the respective terms of their hiring, as discussed above under the heading “2011 Fiscal Year Long-Term Incentives.”

(b)	Grant Date Fair Value of Stock and Option Awards: The grant-date fair value for each award is computed in accordance with ASC 718.

(c)	As applicable, the SAR Exchange Offer Stock Options replaced previously granted SARs pursuant to the Exchange Offers consummated on those dates, as discussed above under the heading “SAR Exchange Offers.” In each case, the issuance of SAR Exchange Offer Stock Options did not result in any incremental fair value to the applicable NEOs.

(d)	Represents a grant of performance-vesting stock options, as discussed above under the heading “2011 CEO Performance Options.”

(e)	The awards of restricted cash granted on October 7, 2010 and October 25, 2010 will vest in full on October 7, 2013, subject to the respective NEO’s continued employment with us through the vesting date, as further described above under the heading “2011 Fiscal Year Long-Term Incentives.”

*	Mr. Silcock did not receive any plan-based awards in our 2010 fiscal year.

Outstanding Equity Awards at Fiscal Year-End 2010

		Option Awards					Stock Awards
									Equity
				Options					Incentive	Equity
				Awards					Plan	Incentive
				Equity				Market	Awards:	Plan Awards:
				Incentive			Number	Value of	Number of	Market or
				Plan Awards:			of Shares	Shares or	Unearned	Payout Value
		Number of	Number of	Number of			or Units	Units of	Shares,	of Unearned
		Securities	Securities	Securities			of Stock	Stock	Units or	Shares, Units
		Underlying	Underlying	Underlying			That	That	Other	or Other
		Unexercised	Unexercised	Unexercised	Option		Have	Have	Rights That	Rights That
		Options	Options	Unearned	Exercise	Option	Not	Not	Have Not	Have Not
		Exercisable	Unexercisable	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name*	Grant Date	(#)	(#)(a)	(#)	($)	Date	(#)	($)(b)	(#)	($)
Mr. Mezger	10/30/01	431,122			$13.95	10/30/16

	10/30/01	68,878			13.95	10/30/16

	2/13/02	102,090			20.07	2/13/17

	5/8/02	44,516			25.63	5/8/17

	10/7/02	400,000			21.51	10/7/17

	10/24/03	74,667			33.24(c)	10/24/18

	10/24/03	149,333			34.05(c)	10/24/18

	10/22/04	80,750			40.90	10/22/19

	10/22/04	119,250			40.90	10/22/19

	10/18/05	75,000			63.77	10/18/15

	7/12/07	325,050			36.19	11/30/16(d)

	7/12/07	325,050			36.19	7/12/17

	10/4/07	137,500			28.10	10/4/17

	10/2/08						43,970	$496,861

	10/1/09	163,086	326,172		15.44	10/1/19

	8/13/10	265,212	132,606		19.90	10/2/18(e)

	10/7/10		240,000		11.06	10/7/20

	10/7/10		260,000		11.06	10/7/20

	11/9/10	412,500			28.10	10/4/17(e)

Mr. Kaminski	7/15/10		45,017		11.26	7/15/20

	7/15/10						6,661	75,269

	10/7/10		118,000		11.06	10/7/20

Mr. Woram	7/15/10		79,529		11.26	7/15/20

	7/15/10						11,768	132,978

	10/7/10		111,000		11.06	10/7/20

		Option Awards					Stock Awards
									Equity
				Options					Incentive	Equity
				Awards					Plan	Incentive
				Equity				Market	Awards:	Plan Awards:
				Incentive			Number	Value of	Number of	Market or
				Plan Awards:			of Shares	Shares or	Unearned	Payout Value
		Number of	Number of	Number of			or Units	Units of	Shares,	of Unearned
		Securities	Securities	Securities			of Stock	Stock	Units or	Shares, Units
		Underlying	Underlying	Underlying			That	That	Other	or Other
		Unexercised	Unexercised	Unexercised	Option		Have	Have	Rights That	Rights That
		Options	Options	Unearned	Exercise	Option	Not	Not	Have Not	Have Not
		Exercisable	Unexercisable	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name*	Grant Date	(#)	(#)(a)	(#)	($)	Date	(#)	($)(b)	(#)	($)
Mr. Barnard	3/1/04	30,000			$38.24	3/1/19

	10/22/04	20,000			40.90	10/22/19

	10/18/05	4,000			63.77	10/18/15

	1/21/10		90,000		14.96	1/21/20

	11/9/10	21,385			36.19	7/12/17(e)

	11/9/10	36,885			28.10	10/4/17(e)

Mr. Hollinger	7/1/02	58,058			26.29	7/1/17

	10/7/02	60,000			21.51	10/7/17

	10/24/03	9,334			33.24(c)	10/24/18

	10/24/03	18,666			34.05(c)	10/24/18

	10/22/04	24,000			40.90	10/22/19

	10/18/05	6,000			63.77	10/18/15

	10/2/08						8,794	$99,372

	10/1/09	22,716	45,431		15.44	10/1/19

	10/1/09						10,525	118,933

	8/13/10	53,043	26,521		19.90	10/2/18(e)

	10/7/10		60,000		11.06	10/7/20

	11/9/10	25,662			36.19	7/12/17(e)

	11/9/10	36,885			28.10	10/4/17(e)

(a)	Number of Securities Underlying Unexercised Options – Unexercisable: Stock option awards generally vest in equal installment amounts over a three-year period. The stock options granted to Mr. Barnard on January 21, 2010 vest in full on January 21, 2012, as discussed above under the heading “2011 Fiscal Year Long-Term Incentives.” Stock awards consist of shares of restricted stock, except for the stock awards granted on October 2, 2008 to Messrs. Mezger and Hollinger, which consist of phantom shares.

(b)	Market Value of Shares That Have Not Vested: The market value shown is based on the price of our common stock on November 30, 2010, which was $11.30.

(c)	As a result of an internal review of our employee stock option grant practices in 2006, we adjusted the exercise prices of certain of our employee stock options in order to comply with Code Section 409A. The exercise price for a certain portion of the stock option grant made on October 24, 2003 was not adjusted.

(d)	The expiration date for these stock options is set under Mr. Mezger’s Employment Agreement.

(e)	As applicable, the stock options issued on August 13, 2010 and November 9, 2010 replaced previously granted SARs pursuant to the Exchange Offers consummated on those dates, as discussed above under the heading “SAR Exchange Offers.” In each case, the issuance of these stock options did not result in any incremental fair value to the applicable NEOs.

*	Mr. Silcock forfeited all of his equity-based awards upon the termination of his employment with us on December 14, 2009.

Option Exercises and Stock Vested During Fiscal Year 2010

	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name*	(#)	($)	(#)(a)	($)(b)
Mr. Mezger	—	$—	103,756	$1,418,312

Mr. Kaminski	—	—	—	—

Mr. Woram	—	—	—	—

Mr. Barnard	—	—	17,585	222,207

Mr. Hollinger	—	—	20,004	252,535

(a)	Number of Shares Acquired on Vesting: Of the shares reported in this column for Mr. Mezger, 48,492 represent the gross number of performance shares in which the Compensation Committee determined he vested on January 21, 2010 out of an original grant made on July 12, 2007 of 54,000 such shares. Mr. Mezger, however, returned a portion of these shares to us to cover tax withholding obligations, resulting in his acquiring fewer than 48,492 shares. The vesting of Mr. Mezger’s performance shares is discussed in further detail in our 2009 Proxy Statement. The remaining shares reported in this column for Mr. Mezger, and all of the shares reported in this column for our other NEOs, represent cash-settled phantom shares that vested in our 2010 fiscal year. Because these phantom shares were settled in cash at the time they vested per the terms on which they were originally granted, our NEOs did not acquire any shares of our common stock or other securities in connection with such vesting.

(b)	Value Realized on Vesting: The amount shown is the total gross dollar value realized upon the vesting of the awards described above in footnote (a) to this table (i.e., the number of performance shares or phantom shares times the closing price of our common stock on the applicable vesting dates). As noted above in footnote (a), however, Mr. Mezger returned to us a portion of the performance shares in which the Compensation Committee determined he vested to cover tax withholding obligations and, therefore, actually realized a lower total value. With respect to phantom shares, the amount shown also includes the gross cumulative value of all cash dividends paid in respect of a share of our common stock from and including an applicable grant date through and including an applicable vesting date, which amount was paid to our NEOs in each case at the time the phantom shares vested. Due to tax withholding obligations, however, each NEO actually realized a lower total value.

*	Mr. Silcock did not exercise any option awards or vest in any stock awards in our 2010 fiscal year.

Pension Benefits During Fiscal Year 2010

		Number	Present	Payments
		of Years	Value of	During
		Credited	Accumulated	Last Fiscal
		Service	Benefit	Year
Name*	Plan Name	(#)(a)	($)(b)	($)
Mr. Mezger	Retirement Plan	17	$8,056,003	$0

Mr. Barnard	Retirement Plan	16	1,707,784	0

Mr. Hollinger	Retirement Plan	23	1,771,545	0

(a)	Number of Years of Credited Service: These are as of the valuation date. As of November 30, 2010, all participating NEOs had five years of participation in the Retirement Plan and, therefore, are entitled to their full Retirement Plan benefit.

(b)	Present Value of Accumulated Benefit: These amounts represent the actuarial present value of the total retirement benefit that would be payable to each respective NEO under the Retirement Plan as of November 30, 2010. The following are the key actuarial assumptions and methodologies used to calculate this present value: the base benefit for each participant is assumed to begin as of the earliest possible date for each participant (generally the later of age 55 or the 10th anniversary of the commencement of participation); the base benefit is adjusted by past and future cost of living adjustments including a 0% increase for the fiscal year ending November 30, 2010, 0% increase for the fiscal year ending November 30, 2011 and an assumed 3% increase thereafter, until the last benefits are paid for each participant. The discount rate is 5.2%.

*	Messrs. Kaminski, Woram and Silcock are not participants in the plan.

Non-Qualified Deferred Compensation During Fiscal Year 2010

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance
	in Last	in Last	in Last	Withdrawals/	at Last
	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Fiscal Year
Name*	($)(a)	($)(b)	($)(c)	($)	($)(d)
Mr. Mezger	$40,000	$40,000	$72,166	$0	$607,312

Mr. Barnard	16,500	9,750	83,790	0	548,606

Mr. Hollinger	36,500	11,863	95,671	0	1,356,243

(a)	Executive Contributions in Last Fiscal Year: These amounts reflect compensation the NEOs earned in our 2010 fiscal year that they have voluntarily deferred and are included in the “Salary,” “Bonus” or “Non-Equity Incentive Plan Compensation” columns to the above “Summary Compensation Table.”

(b)	Registrant Contributions in Last Fiscal Year: These amounts are matching contributions we made to the NEOs’ voluntary contributions to our Deferred Compensation Plan and are included in the above “Summary Compensation Table.”

(c)	Aggregate Earnings in Last Fiscal Year: These amounts do not include any above-market or preferential earnings. Accordingly, these amounts are not reported in the above “Summary Compensation Table.”

(d)	Aggregate Balance at Last Fiscal Year End: These amounts reflect compensation the NEOs earned in our 2010 fiscal year or in prior years, but which they voluntarily elected to defer receipt, adjusted for changes in the value of their investments and distributions, if any. The participating NEOs are vested in the full amount of their respective balances.

*	Messrs. Kaminski, Woram and Silcock did not defer any compensation in our 2010 fiscal year.

Potential Payments Upon Termination of Employment or Change in Control

As described further below, our CEO’s Employment Agreement and certain of our employee benefit plans, including our equity compensation plans, provide for payments and other benefits to our NEOs if we experience a change in control and/or on their termination of employment with us under certain circumstances. In our 2008 fiscal year, we modified some of our benefit plans to comply with Section 409A of the Code, which in certain cases requires that payments to key employees (such as our NEOs) not commence for six months following a termination of employment.

CEO Employment Agreement. Our CEO’s Employment Agreement, entered into in February, 2007, is the only employment agreement we have with any of our NEOs. Under his Employment Agreement, if we terminate Mr. Mezger’s employment involuntarily, he is entitled to the following benefits, subject to a release of claims against us:

•	a lump sum cash payment equal to two times the sum of his annual salary plus average annual bonus earned for the prior three years, with the total payment capped at $6,000,000;

•	under certain circumstances, a pro-rated bonus for the year in which Mr. Mezger’s employment terminates;

•	health coverage that we pay for up to two years;

•	with respect to equity compensation granted to him on or after February 28, 2007, (a) two years of additional service credited to compute equity vesting plus full vesting for any equity issued to him in lieu of cash bonuses, and (b) the earlier of 36 months and the original term duration of each equity grant to exercise any such outstanding equity; and

•	performance shares paid as if the performance period closed on the termination date if the performance period would otherwise close in the next 24 months.

Outstanding equity awards granted to Mr. Mezger before the effective date of the Employment Agreement are governed by their respective terms and conditions with respect to his termination of employment.

The following benefits are payable to Mr. Mezger in the case of a change in control:

•	full vesting of unvested equity granted to him on or after February 28, 2007, with earlier equity awards governed by their respective terms and conditions;

•	performance shares paid as earned with the applicable performance period closing as of the date of the change in control;

•	full vesting and lump sum cash payment of deferred compensation, retirement or other employee benefits per the relevant arrangements, provided that lump sum payments subject to Code Section 409A are permitted only as provided by the specific terms of those arrangements;

•	if his employment is involuntarily terminated in connection with a change in control (generally, during the period starting three months before and ending twelve months after a change in control), payment of the same severance as provided above in the event of an involuntary termination of employment, except the applicable multiple is three times the sum of his annual salary and average bonus rather than two times and the total payment is capped at $12,000,000; and

•	additional gross-up payment to compensate for any excise taxes under Code Section 280G (“Section 280G”).

Mr. Mezger is prohibited from soliciting our employees for two years after termination, regardless of the reason for termination, and he may not disparage or defame us.

For these purposes, an involuntary termination under his Employment Agreement is generally our termination of Mr. Mezger’s employment without “cause” or his resigning for “good reason.” Mr. Mezger’s termination of employment for any reason during the thirteen month period following a change in control will be treated as an involuntary termination, as will our election not to extend the term of the Employment Agreement to beyond Mr. Mezger’s normal retirement date.

“Cause” is generally defined in the Employment Agreement as a felony conviction materially harming us; willful failure to follow reasonable Board directions; material breach of the Employment Agreement; acts of fraud or dishonesty or misappropriation intended to result in substantial personal enrichment at our expense; and willful misconduct likely to materially damage our financial position or reputation. The Employment Agreement provides Mr. Mezger with a 30-day notice/cure period and gives him an opportunity to present his case to the full Board with respect to a possible for-cause termination of his employment. “Good reason” under the Employment Agreement includes a forced relocation of more than 50 miles; any reduction in Mr. Mezger’s base pay or his annual bonus opportunity that causes these pay components to become materially uncompetitive; any material diminution of Mr. Mezger’s duties or responsibilities; our material breach of the Employment Agreement; or the failure of a successor to assume the Employment Agreement.

“Change in control” is defined under the Employment Agreement to include reorganizations in which our controlling stockholders, if any, no longer hold a majority of our voting stock, or a sale of substantially all of our assets with substantially the same effect; a change in the majority of the Board without approval of the incumbent directors; and any transaction in which a third party becomes the beneficial owner of 35% or more of our total voting power.

Executive Severance Plan. Under our Executive Severance Plan, no severance will be payable to an NEO or to any other participant if he or she voluntarily terminates employment or his or her employment is terminated by us with cause. If the employment of an NEO or any other participant is unilaterally terminated by us without cause and the participant has been employed by us on a full-time basis for at least one year prior to such termination, the plan provides a cash severance payment equal to a multiple of base salary and average bonus, as discussed below.

For Messrs. Kaminski and Woram, when applicable, the severance amount is equal to two times the sum of base salary and average bonus. For Messrs. Barnard and Hollinger, the severance amount is equal to one and a half times the sum of base salary and average bonus. With respect to other current participants, the severance amount is equal to one times base salary and average bonus. The severance amount is reduced by any other severance payments that a participant is entitled to receive from us.

If a participant is entitled to severance under the plan, the applicable base salary is the participant’s annual base salary in effect at the time of the termination of his or her employment. The applicable average bonus is the lesser of the amounts determined by the following two calculations:

•	the average of the annual cash bonuses, if any, paid to the participant for the three most recent completed fiscal years prior to the termination of the participant’s employment (or such shorter time as the participant has been employed).

•	(i) three times base salary for participants entitled to a severance of two times the sum of base salary and average bonus; (ii) two and a half times base salary for participants entitled to a severance of one and a half times the sum of base salary and average bonus; and (iii) two times base salary for participants entitled to a severance of one times the sum of base salary and average bonus.

Participants entitled to a severance under the plan are also entitled to a continuation of health benefits that we will pay for a period of years equal to their particular severance multiple.

“Cause” is defined under the plan as the commission by a participant of any of the following: (a) serious violation or deliberate disregard of our policies, including our Ethics Policy; (b) gross dereliction in the performance of job duties and responsibilities; (c) material misappropriation of our property; (d) commission of any act of fraud, bad faith, dishonesty or disloyalty; (e) material breach of non-solicitation, non-disparagement, confidentiality and cooperation covenants contained in the plan; (f) an act (or failure to act) of egregious misconduct involving serious moral turpitude; or (g) an act or omission that is determined to prejudice our best interests significantly. All benefits under the plan are subject to execution of a release and non-solicitation, non-disparagement and confidentiality obligations.

Change in Control Severance Plan. The CIC Plan, established in 2001, provides specified benefits to designated participants, which include our current NEOs and a very limited number of our other senior executive management. Mr. Mezger is entitled only to CIC Plan benefits that do not duplicate benefits provided under his Employment Agreement if there is a change in control, and the total severance payment benefit that he may be entitled to under the CIC Plan is capped at $12,000,000.

If we experience a change in control, each of our NEOs (excluding Mr. Silcock) is entitled to the following benefits under the terms of the CIC Plan:

•	if in the 18 month period following the change in control his employment is terminated other than for cause or disability, or he terminates his employment for good reason, a severance benefit equal to two times the sum of his average base salary and average actual annual cash bonus for the three fiscal years prior to the year in which the change in control occurs;

•	accelerated vesting of any options and the lapse of any restricted period with respect to any restricted stock or other equity awards awarded to him;

•	full vesting in any benefits under our Death Benefit Only Plan (which is described below under the heading “Other Change in Control and Employment Termination Provisions”) if he participates in that plan; and

•	an additional “gross-up” payment to compensate for any Section 280G excise taxes imposed on payments under the CIC Plan or on payments under any other plan; however, as noted in the post-employment payments tables below, no such payments would have been due to any of our current NEOs if a change of control had occurred on November 30, 2010.

Certain CIC Plan participants are entitled to a lower severance payment of one times the sum of their average base salary and average actual bonus and are not entitled to a Section 280G excise tax “gross-up” payment. All benefits under the CIC Plan are subject to execution of a release and non-solicitation of our employees for one year and to the terms of any other agreement a participant may have with us that provides similar benefits.

A “change in control” is generally defined under the CIC Plan to include any change in ownership, change in effective control or a change in the ownership of a substantial portion of assets, in each case relating to us and consistent with the definition of such event under Treasury Department regulations issued under Code Section 409A.

The CIC Plan defines “cause” to include (a) acts of fraud or misappropriation intended to result in substantial personal enrichment at our expense; and (b) willful and deliberate violations of a participant’s obligations to us which result in material injury to us. “Good reason” is defined under the CIC Plan to include materially inconsistent changes in a participant’s duties and responsibilities as they were prior to the change in control; any reduction in the participant’s salary or aggregate incentive compensation opportunities; any required relocation of more than 50 miles; a material increase in a participant’s business travel obligations; or a successor’s failure to assume the CIC Plan.

We have found the benefits provided by the CIC Plan to be important to our ability to compete with other companies in recruiting high-caliber talent to our top executive positions, particularly during the present housing downturn and amid uncertainty as to the timing of a housing market recovery. This includes our success in 2010 in hiring Messrs. Kaminski and Woram, each of whom, as with their respective predecessors while employed with us, are participants in the CIC Plan. Based on their strong credentials, experience and leadership abilities, and their expected contributions to our business operations and performance, we determined that it was appropriate and necessary to make Messrs. Kaminski and Woram eligible for the CIC Plan’s benefits, including its provision of an additional gross-up payment to cover excise taxes, in order to retain their services. This decision was carefully reached, and we believe the strategic advantage of providing such benefits and securing this high-caliber talent represents the right business choice to help build long-term stockholder value.

Other Change in Control and Employment Termination Provisions. The individual award agreements governing outstanding unvested employee stock options provide for accelerated vesting upon a change of control and upon retirement, as defined under the agreements. The individual award agreements governing outstanding restricted stock awards and unvested phantom shares provide for accelerated vesting upon a change of control, as defined under the agreements. In addition, different provisions govern the length of time an employee has to exercise a stock option after termination of his or her employment, depending upon the reason for termination and the particular agreement. For example, in the case of a termination of employment for cause, the time to exercise a stock option may be limited to five days. In the case of a retirement, the employee may have until the end of a stock option’s original term in which to exercise.

Our Deferred Compensation Plan and Retirement Plan provide for full vesting of benefits in the event of a change in control, as that term is defined under the plans. The Retirement Plan further provides that a participant will immediately receive the actuarial value (as specified under the plan) of the participant’s plan benefits in the event of a change of control. The Retirement Plan also provides for vesting and lump sum payment of the actuarial value of the full Retirement Plan benefit in the event of death or disability.

Our Death Benefit Only Plan provides in the event of a change in control, as defined in the plan, for (a) distribution of an insurance contract to a participant sufficient to pay the death benefit (if the participant dies any time before age 100); and (b) an additional “gross-up” amount sufficient to pay taxes caused by the distribution of the insurance contract and the additional amount. We also maintain term life insurance policies that pay benefits to the designated beneficiaries of certain of our NEOs upon their deaths as described above under the heading “Death Benefits.”

Employment Termination Payments to Mr. Silcock. In connection with Mr. Silcock’s termination of employment with us on December 14, 2009 (a) he received $25,000 in salary earned from December 1 to December 14, 2009, and $300,000 as salary continuation paid in bi-monthly installments for a period of six months, commencing on December 15, 2009 (the “Separation Term”); (b) he received medical, dental, vision and life insurance benefits for two months during the Separation Term; (c) he was paid a lump-sum payment of $200,000 representing a guaranteed bonus we agreed to pay him upon his hiring; (d) he was paid a lump-sum payment of $10,765 representing unused vacation and personal hours he had accrued up to December 14, 2009; and (e) he received reimbursement of certain expenses under a relocation benefit provided to him in connection with his hiring. The total cost for items (b) and (e) was approximately $120,000.

The following tables show payments we may be required to make under various employment termination and change in control scenarios, assuming they occurred on November 30, 2010. Some amounts in the tables and footnotes have been rounded up to the nearest whole number.

Post-Employment Payments – Mr. Mezger
			Involuntary
			Termination
			Without Cause/		Change in Control
		Involuntary	Termination	Change in Control	With Termination
Executive Payments and Benefits upon	Voluntary	Termination for	for Good	Without	for Good Reason
Termination or Change in Control	Termination	Cause	Reason	Termination(a)	or Without Cause(a)	Death	Disability
Compensation

Severance	$0	$0	$ 6,000,000(b)	$0	$ 12,000,000(c)	$0	$0

Long-term Incentives

Acceleration of Unvested Equity(d)

Unvested Stock Options	120,000(e)	0	120,000(e)	120,000	120,000	40,000	40,000

Phantom Shares	0	0	521,594	521,594	521,594	521,594	521,594

Benefits & Perquisites

Retirement Plan	8,056,003(f)	8,056,003(f)	8,056,003(f)	9,869,805(g)	9,869,805(g)	9,869,805(g)	8,056,003(f)

Vested Deferred Compensation(h)	607,312	607,312	607,312	0	607,312	607,312	607,312

Death Benefit Only Plan	0(i)	0(i)	0(i)	762,946(j)	762,946(j)	1,719,912(i)	0(i)

Term Life Insurance	0	0	0	0	0	400,000	0

Health Benefits	0	0	49,000(k)	0	49,000(k)	0	0

Credited Vacation Benefits(l)	76,923	76,923	76,923	0	76,923	76,923	76,923

Total(m)	$8,860,238	$8,740,238	$15,430,832	$11,274,345	$24,007,580	$13,235,546	$9,301,832

(a)	As described above under the headings “Change in Control Severance Plan” and “CEO Employment Agreement,” if payments due in connection with a change in control are subject to excise taxes under Code Section 280G, we will pay Mr. Mezger an additional “gross up” amount so that his after-tax benefits are the same as though no excise tax had been applied. We determined, however, that we would not need to pay any such “gross up” amount to Mr. Mezger if we experienced a change in control for purposes of the CIC Plan and his Employment Agreement on November 30, 2010 based on the following major assumptions: (i) stock options assumed paid out based on an assumed value of $11.30 less applicable exercise prices, and other equity awards valued assuming a fair market value of $11.30; (ii) payments for accelerated vesting of time-based equity valued using Treas. Reg. Section 1.280G-1 Q&A 24(c); and (iii) accelerated payment of Retirement Plan benefits valued using Treas. Reg. Section 1.280G-1 Q&A 24(b).

(b)	Severance based on a multiple of two times current annual base salary plus average bonus earned for fiscal years ending November 30, 2009, November 30, 2008, and November 30, 2007, with benefit capped at $6,000,000, as provided by Mr. Mezger’s Employment Agreement.

(c)	Severance based on a multiple of three times current annual base salary plus average bonus earned for fiscal years ending November 30, 2009, November 30, 2008, and November 30, 2007, with benefit capped at $12,000,000, as provided by Mr. Mezger’s Employment Agreement.

(d)	Equity awards valued using the price of our common stock on November 30, 2010, which was $11.30. Phantom share values include accrued dividends on awards.

(e)	Assumes under these scenarios that Mr. Mezger’s termination would be considered a retirement under the terms of his outstanding stock option agreements. Therefore, his awards would vest and become immediately exercisable.

(f)	Reflects present values of accrued benefit as of November 30, 2010 using an annual discount rate of 5.2% (consistent with Accounting Standards Codification Topic No. 715, “Compensation — Retirement Benefits” (“ASC 715”) valuations). Benefits are assumed to commence at earliest benefit commencement date.

(g)	Assumes lump sum payout of accrued benefit upon a change in control using a 3.35% Applicable Federal Rate (“AFR”) discount rate as provided in the Retirement Plan.

(h)	In addition to our matching contributions, deferred compensation balances include Mr. Mezger’s deferrals and earnings on those deferrals in the amount of $304,316.

(i)	Mr. Mezger’s designated beneficiaries would be entitled to receive an estimated death benefit of $1,719,912 ($1,000,000 benefit plus $719,912 “gross-up” for income taxes) upon his death. The present value of the benefit as of November 30, 2010 is approximately $455,320 based on a 5.59% discount factor and the RP 2000 (male) tables for life expectancy (consistent with rates and mortality tables used for ASC 715 valuations).

(j)	Values are estimated based on cash surrender values of life insurance policies as of December 30, 2010 of $432,533 and income tax “gross-ups” of $330,413.

(k)	Assumes we pay 24 months of medical, dental and vision benefits using current COBRA rates of approximately $2,042 per month.

(l)	Assumes payout of 160 hours of vacation benefits. This benefit is described above under the heading “Benefits.”

(m)	If we delay any payments due to Mr. Mezger to comply with Section 409A, his Employment Agreement entitles him to receive such payments with accrued interest at the annualized short-term AFR specified therein. The amounts shown exclude interest.

Post-Employment Payments – Mr. Kaminski
			Involuntary
			Termination
			Without Cause/		Change in Control
		Involuntary	Termination	Change in Control	With Termination
Executive Payments and Benefits upon	Voluntary	Termination for	for Good	Without	for Good Reason
Termination or Change in Control	Termination	Cause	Reason	Termination(a)	or Without Cause(a)	Death	Disability
Compensation

Severance	$0	$0	$0(b)	$0	$1,100,000(c)	$0	$0

Long-term Incentives

Acceleration of Unvested Equity(d)

Restricted Stock	0	0	0	75,269	75,269	0	0

Unvested Stock Options	0	0	0	30,121	30,121	0	0

Benefits & Perquisites

Term Life Insurance	0	0	0	0	0	750,000	0

Health Benefits	0	0	0(b)	0	0	0	0

Total	$0	$0	$0	$105,390	$1,205,390	$750,000	$0

(a)	As described above under the heading “Change in Control Severance Plan,” under the CIC Plan, if payments due in connection with a change in control are subject to excise taxes under Code Section 280G, we will pay Mr. Kaminski an additional “gross up” amount so that his after-tax benefits are the same as though no excise tax had been applied. We determined, however, that we would not need to pay any such “gross up” amount to Mr. Kaminski if we experienced a change in control for purposes of the CIC Plan on November 30, 2010 based on the following major assumptions: (i) stock options paid out based on an assumed value of $11.30 less applicable exercise prices, and other equity awards valued assuming a fair market value of $11.30; and (ii) payments for accelerated vesting of time-based equity valued using Treas. Reg. Section 1.280G-1 Q&A 24(c).

(b)	Mr. Kaminski was not employed for a full year as of November 30, 2010 and would not have been entitled to any benefits under the Executive Severance Plan.

(c)	Severance based on a multiple of two times current annual base salary. As Mr. Kaminski was not awarded a bonus in any prior years, no bonus component has been used to determine the severance amount shown in the table above.

(d)	Equity awards valued using the price of our common stock on November 30, 2010, which was $11.30.

Post-Employment Payments – Mr. Woram
			Involuntary
			Termination
			Without Cause/		Change in Control
		Involuntary	Termination	Change in Control	With Termination
Executive Payments and Benefits upon	Voluntary	Termination for	for Good	Without	for Good Reason
Termination or Change in Control	Termination	Cause	Reason	Termination(a)	or Without Cause(a)	Death	Disability
Compensation

Severance	$0	$0	$0(b)	$0	$1,050,000(c)	$0	$0

Long-term Incentives

Acceleration of Unvested Equity(d)

Restricted Stock	0	0	0	132,978	132,978	0	0

Unvested Stock Options	0	0	0	29,821	29,821	0	0

Benefits & Perquisites

Term Life Insurance	0	0	0	0	0	750,000	0

Health Benefits	0	0	0(b)	0	0	0	0

Total	$0	$0	$0	$162,799	$1,212,799	$750,000	$0

(a)	As described above under the heading “Change in Control Severance Plan,” under the CIC Plan, if payments due in connection with a change in control are subject to excise taxes under Code Section 280G, we will pay Mr. Woram an additional “gross up” amount so that his after-tax benefits are the same as though no excise tax had been applied. We determined, however, that we would not need to pay any such “gross up” amount to Mr. Woram if we experienced a change in control for purposes of the CIC Plan on November 30, 2010 based on the following major assumptions: (i) stock options paid out based on an assumed value of $11.30 less applicable exercise prices, and other equity awards valued assuming a fair market value of $11.30; and (ii) payments for accelerated vesting of time-based equity and deferred compensation valued using Treas. Reg. Section 1.280G-1 Q&A 24(c).

(b)	Mr. Woram was not employed for a full year as of November 30, 2010 and would not have been entitled to any benefits under the Executive Severance Plan.

(c)	Severance based on a multiple of two times current annual base salary. As Mr. Woram was not awarded a bonus in any prior years, no bonus component has been used to determine the severance amount shown in the table above.

(d)	Equity awards valued using the price of our common stock on November 30, 2010, which was $11.30.

Post-Employment Payments – Mr. Barnard
			Involuntary
			Termination
			Without Cause/		Change in Control
		Involuntary	Termination	Change in Control	With Termination
Executive Payments and Benefits upon	Voluntary	Termination for	for Good	Without	for Good Reason
Termination or Change in Control	Termination	Cause	Reason	Termination(a)	or Without Cause(a)	Death	Disability
Compensation

Severance	$0	$0	$1,111,501(b)	$0	$1,473,502(c)	$0	$0

Long-term Incentives

Benefits & Perquisites

Retirement Plan	1,707,784(d)	1,707,784(d)	1,707,784(d)	2,178,419(e)	2,178,419(e)	2,178,419(e)	1,707,784(d)

Vested Deferred Compensation(f)	548,606	548,606	548,606	0	548,606	548,606	548,606

Term Life Insurance	0	0	0	0	0	488,000	0

Health Benefits	0	0	28,985(g)	0	0	0	0

Total	$2,256,390	$2,256,390	$3,396,876	$2,178,419	$4,200,527	$3,215,025	$2,256,390

(a)	As described above under the heading “Change in Control Severance Plan,” under the CIC Plan, if payments due in connection with a change in control are subject to excise taxes under Code Section 280G, we will pay Mr. Barnard an additional “gross up” amount so that his after-tax benefits are the same as though no excise tax had been applied. We determined, however, that we would not need to pay any such “gross up” amount to Mr. Barnard if we experienced a change in control for purposes of the CIC Plan on November 30, 2010 based on the following major assumptions: (i) stock options assumed paid out based on an assumed value of $11.30 less applicable exercise prices, and other equity awards valued assuming a fair market value of $11.30; (ii) payments for accelerated vesting of time-based equity valued using Treas. Reg. Section 1.280G-1 Q&A 24(c); and (iii) accelerated payment of Retirement Plan benefits valued using Treas. Reg. Section 1.280G-1 Q&A 24(b).

(b)	Severance based on a multiple of one and a half times current annual base salary plus average bonus paid for fiscal years ending November 30, 2009, November 30, 2008, and November 30, 2007, as provided by the Executive Severance Plan.

(c)	Severance based on a multiple of two times average annual base salary plus average bonus paid for fiscal years ending November 30, 2009, November 30, 2008, and November 30, 2007, as provided by the CIC Plan.

(d)	Reflects present values of accrued benefit as of November 30, 2010 using an annual discount rate of 5.2% (consistent with ASC 715 valuations). Benefits are assumed to commence at earliest benefit commencement date.

(e)	Assumes lump sum payout of accrued benefit paid upon a change in control using a 3.35% AFR discount rate as provided in the Retirement Plan.

(f)	In addition to our matching contributions, deferred compensation balances include Mr. Barnard’s deferrals and earnings on those deferrals in the amount of $508,671.

(g)	Assumes we make monthly contributions for medical and dental benefits in the amount of approximately $1,610 per month for 18 months.

Post-Employment Payments – Mr. Hollinger
			Involuntary
			Termination
			Without Cause/		Change in Control
		Involuntary	Termination	Change in Control	With Termination
Executive Payments and Benefits upon	Voluntary	Termination for	for Good	Without	for Good Reason
Termination or Change in Control	Termination	Cause	Reason	Termination(a)	or Without Cause(a)	Death	Disability
Compensation

Severance	$0	$0	$1,152,501(b)	$0	$1,523,890(c)	$0	$0

Long-term Incentives

Acceleration of Unvested Equity(d)

Unvested Stock Options	0	0	0	14,400	14,400	0	0

Restricted Stock	0	0	0	118,933	118,933	0	0

Phantom Shares	0	0	0	104,319	104,319	0	0

Benefits & Perquisites

Retirement Plan	1,771,545(e)	1,771,545(e)	1,771,545(e)	2,189,973(f)	2,189,973(f)	2,189,973(f)	1,771,545(e)

Vested Deferred Compensation(g)	1,356,243	1,356,243	1,356,243	0	1,356,243	1,356,243	1,356,243

Death Benefit Only Plan	0(h)	0(h)	0(h)	719,764(i)	719,764(i)	1,719,912(h)	0(h)

Health Benefits	0	0	17,732(j)	0	0	0	0

Total	$3,127,788	$3,127,788	$4,298,021	$3,147,389	$6,027,522	$5,266,128	$3,127,788

(a)	As described above under the heading “Change in Control Severance Plan,” under the CIC Plan, if payments due in connection with a change in control are subject to excise taxes under Code Section 280G, we will pay Mr. Hollinger an additional “gross up” amount so that his after-tax benefits are the same as though no excise tax had been applied. We determined, however, that we would not need to pay any such “gross up” amount to Mr. Hollinger if we experienced a change in control for purposes of the CIC Plan on November 30, 2010 based on the following major assumptions: (i) stock options assumed paid out based on an assumed value of $11.30 less applicable exercise prices, and other equity awards valued assuming a fair market value of $11.30; (ii) payments for accelerated vesting of time-based equity valued using Treas. Reg. Section 1.280G-1 Q&A 24(c); and (iii) accelerated payment of Retirement Plan benefits valued using Treas. Reg. Section 1.280G-1 Q&A 24(b).

(b)	Severance based on a multiple of one and a half times current annual base salary plus average bonus paid for fiscal years ending November 30, 2009, November 30, 2008, and November 30, 2007, as provided by the Executive Severance Plan.

(c)	Severance based on a multiple of two times average annual base salary plus average bonus paid for fiscal years ending November 30, 2009, November 30, 2008, and November 30, 2007, as provided by the CIC Plan.

(d)	Equity awards valued using the price of our common stock on November 30, 2010, which was $11.30. Phantom share values include accrued dividends on awards.

(e)	Reflects present values of accrued benefit as of November 30, 2010 using an annual discount rate of 5.2% (consistent with ASC 715 valuations). Benefits are assumed to commence at earliest benefit commencement date.

(f)	Assumes lump sum payout of accrued benefit paid upon a change in control using a 3.35% AFR discount rate as provided in the Retirement Plan.

(g)	In addition to our matching contributions, deferred compensation balances include Mr. Hollinger’s deferrals and earnings on those deferrals in the amount of $1,293,757.

(h)	Mr. Hollinger’s designated beneficiaries would be entitled to receive an estimated death benefit of $1,719,912 ($1,000,000 benefit plus $719,912 “gross-up” for income taxes) upon his death. The present value of the benefits as of November 30, 2010 is approximately $400,389 based on a 5.59% discount rate and the RP 2000 (male) tables for life expectancy (consistent with rates and mortality tables used for ASC 715 valuations).

(i)	Values are estimated based on cash surrender values of life insurance policies as of December 30, 2010 of $408,052 and income tax “gross-ups” of $311,712.

(j)	Assumes we make monthly contributions for medical and dental benefits in the amount of approximately $985 per month for 18 months.

◆	◆

Audit and Compliance Committee Report

The Audit and Compliance Committee of the Board of Directors acts under a written charter.

Under its charter, the Audit and Compliance Committee assists the Board of Directors in fulfilling the Board’s responsibility for oversight of KB Home’s financial reporting process and practices, and its internal control over financial reporting. Management is primarily responsible for KB Home’s financial statements, the reporting process and assurance for the adequacy of the internal control over financial reporting. KB Home’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of KB Home’s financial statements and KB Home’s internal control over financial reporting, and for expressing an opinion on the conformity of KB Home’s audited financial statements to generally accepted accounting principles used in the United States and the adequacy of KB Home’s internal control over financial reporting.

In this context, the Audit and Compliance Committee has reviewed and discussed with management and Ernst & Young LLP KB Home’s audited financial statements. The Audit and Compliance Committee has discussed with Ernst & Young LLP the matters required to be discussed in accordance with the standards of the Public Company Accounting Oversight Board. In addition, the Audit and Compliance Committee has received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding an independent accountant’s communications with a registrant’s audit committee concerning independence, and has discussed with Ernst & Young LLP its independence from KB Home and KB Home’s management.

In reliance on the reviews, reports and discussions referred to above, the Audit and Compliance Committee recommended to the Board, and the Board approved, that the audited financial statements be included in KB Home’s Annual Report on Form 10-K for the fiscal year ended November 30, 2010, for filing with the Securities and Exchange Commission.

This report is respectfully submitted by the members of the Audit and Compliance Committee:

Melissa Lora, Chair	Barbara T. Alexander
Robert L. Johnson	Michael G. McCaffery
Luis G. Nogales

◆	◆

Independent Auditor Fees and Services

Auditor Fees and Services in our 2010 and 2009 Fiscal Years

Ernst & Young LLP served as our independent registered public accounting firm for our 2010 and 2009 fiscal years. Services provided by Ernst & Young LLP and related fees in each of our last two fiscal years were as follows:

	Fiscal Year Ended
	(in thousands)
	2010	2009
Audit Fees	$947	$1,005

Audit-Related Fees	39	41

Tax Fees	23	51

All Other Fees	0	0

Total Fees	$1,009	$1,097

In each of our 2010 and 2009 fiscal years, audit fees included an annual consolidated financial statement audit, audits of our financial services subsidiary and audit services performed in connection with our compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-related fees included 401(k) Savings Plan audits and accounting consultations.

Tax fees included fees for review of our federal income tax return, as well as several state income tax returns.

Auditor Services Pre-Approval Policy

The Audit Committee has established a policy that requires it to pre-approve all services our principal independent registered public accounting firm provides to us, including audit services, audit-related services, tax services and other permitted non-audit services. In most cases, the Audit Committee pre-approves each specific service and a corresponding fee amount for the service. In addition, under the policy, the Audit Committee has pre-approved our chief accounting officer (or a functional equivalent) to authorize the performance of certain types or categories of services up to specific fee limits, and has delegated to the Audit Committee Chair the authority to pre-approve services subject to a specific per-engagement fee limit. The Audit Committee Chair must report to the Audit Committee any pre-approvals granted under this delegated authority.

The Audit Committee approved all audit, audit-related and tax services provided by Ernst & Young LLP during our 2010 fiscal year in accordance with this policy.

◆	◆

Other Matters

Certain Relationships and Related Party Transactions

Per its charter, the Nominating/Governance Committee must review and approve or ratify any transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which we participate and in which a director, a director nominee, an executive officer or a beneficial owner of five percent or more of our common stock (or, in each case, an Immediate Family Member thereof) had or will have a direct or indirect material interest (a “Covered Transaction”), except as provided below or as otherwise determined by the Board. An “Immediate Family Member” is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, director nominee, executive officer or beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, director nominee, executive officer or beneficial owner.

All Covered Transactions are subject to approval or ratification by the Nominating/Governance Committee in accordance with the following procedures:

•	the Nominating/Governance Committee will approve or ratify a Covered Transaction if, based on a review of all material facts of the transaction and feasible alternatives, the Nominating/Governance Committee deems the transaction to be in our and our stockholders’ best interests.

•	no director who has a direct or indirect material interest in a Covered Transaction will be included in any consideration of, or in any approval or ratification of, the transaction, provided that each such director will supply to the Nominating/Governance Committee or to the Board, as appropriate, all material information about the transaction.

•	the Nominating/Governance Committee will consider Covered Transactions for approval or ratification at each regularly scheduled Nominating/Governance Committee meeting, or as circumstances otherwise require, and will annually review any ongoing Covered Transaction approved or ratified hereunder to assess if the transaction remains appropriate under the terms hereof. The Nominating/Governance Committee may establish guidelines for our management to follow with respect to any ongoing Covered Transactions.

•	the Nominating/Governance Committee will oversee, as appropriate, our disclosure of Covered Transactions as required by federal securities laws.

•	the Nominating/Governance Committee has reviewed the following Covered Transactions and determined that each of these transactions will be deemed to be pre-approved or ratified (as applicable) by the Nominating/Governance Committee:

•	any transaction in which the total amount involved is equal to or less than $120,000;

•	the employment and compensation (a) of a director or executive officer if the individual’s compensation is reported in our annual proxy statement, or (b) of any other executive officer who is not an Immediate Family Member of one of the foregoing individuals or a director nominee if such executive officer’s compensation was approved, or recommended for approval, by the Compensation Committee;

•	any transaction that would not (a) need to be reported under federal securities laws, (b) be deemed to impair a director’s independence under our Corporate Governance Principles and (c) be deemed to be a conflict of interest under our Ethics Policy; and

•	any transaction where an individual’s interest therein arises solely from ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis.

The Nominating/Governance Committee determined that there were no Covered Transactions during our 2010 fiscal year.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on written representations furnished to us from reporting persons and our review of Forms 3, 4 and 5 and any amendments thereto furnished to us, we believe all such Forms required to be filed during our 2010 fiscal year under Section 16(a) of the Securities Exchange Act, as amended, were filed on a timely basis by our reporting persons.

Stockholder Proposals for Our 2012 Annual Meeting of Stockholders

To be included in the proxy statement and form of proxy for our 2012 Annual Meeting of Stockholders, we must receive no later than October 28, 2011 any proposal of a stockholder intended to be presented at that meeting. Further, the Board-designated proxies for our 2012 Annual Meeting of Stockholders will use their discretionary voting authority with respect to any proposal presented at the meeting by a stockholder who does not provide us with written notice of the proposal on or prior to January 11, 2012.

By Order of the Board of Directors,

Brian J. Woram
Executive Vice President, General Counsel and Secretary

Los Angeles, California

KB HOME
10990 Wilshire Boulevard
Los Angeles, California 90024
(310) 231-4000
www.kbhome.com

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. (see the reverse side for voting deadlines) INTERNET http://www.proxyvoting.com/kbh Use the Internet to vote. Have this form in hand when you access the web site. OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote. Have this form in hand when you call. If you vote by Internet or by telephone, you do NOT need to mail in this form. To vote by mail, mark, sign and date this form and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies or the applicable Trustee to vote your shares in the same manner as if you marked, signed and returned this form. Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on April 7, 2011: You may access and download copies of KB Home’s 2010 Annual Report and 2011 Proxy Statement at http://www.kbhome.com/investor/proxy FOLD AND DETACH HERE THIS FORM, WHEN PROPERLY EXECUTED, WILL BE VOTED AS INSTRUCTED BY THE UNDERSIGNED, OR IF NO INSTRUCTION IS INDICATED, IT WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTORS, “FOR” PROPOSALS 2, 3 AND 4, AND FOR “1 YEAR” ON PROPOSAL 5. Please mark your votes as indicated in this example X YOUR BOARD RECOMMENDS A VOTE “FOR” THESE NOMINEES 1. Election of Directors FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 01 Barbara T. 06 Melissa Alexander Lora 02 Stephen F. 07 Michael G. Bollenbach McCaffery 03 Timothy W. 08 Jeffrey T. Finchem Mezger 04 Kenneth M. 09 Leslie Jastrow, II Moonves 05 Robert L. 10 Luis G. Johnson Nogales YOUR BOARD RECOMMENDS A VOTE “FOR” PROPOSALS 2, 3 AND 4, AND FOR “1 YEAR” ON PROPOSAL 5 FOR AGAINST ABSTAIN 2. Proposal to ratify the appointment of Ernst & Young LLP as KB Home’s independent registered public accounting firm for the fiscal year ending November 30, 2011. 3. Proposal to approve an amendment to the KB Home 2010 Equity Incentive Plan 4. Advisory vote to approve named executive officer compensation 1 YEAR 2 YEARS 3 YEARS ABSTAIN 5. Advisory vote on the frequency of an advisory vote to approve named executive officer compensation In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Mark Here for Address Change or Comments SEE REVERSE NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If more than one trustee, all should sign. Signature Signature Date

KB HOME ANNUAL MEETING OF STOCKHOLDERS APRIL 7, 2011 Dear Fellow Stockholder: Your vote and investment in KB Home are very important. We encourage you to vote via the Internet or telephone as indicated on the reverse side of this form. If you choose to vote by mail, please complete and return this form for tabulation as soon as possible to ensure your vote is counted. Thank you for your continued support of KB Home. Sincerely, Jeffrey T. Mezger President and Chief Executive Officer FOLD AND DETACH HERE PROXY/VOTING INSTRUCTIONS FOR ANNUAL MEETING OF STOCKHOLDERS APRIL 7, 2011 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS Receipt of proxy materials for the above Annual Meeting of Stockholders is acknowledged. The undersigned hereby constitutes and appoints Jeffrey T. Mezger and Brian J. Woram, and each of them, as attorney, agent and proxy of the undersigned, each with the power to act without the other and with full power of substitution, and authorizes each of them to represent the undersigned and to vote all shares of Common Stock, $1.00 par value, of KB Home (the “Company”) of which the undersigned would be entitled to direct the vote if personally present at the 2011 Annual Meeting of Stockholders of the Company to be held on April 7, 2011, and at any and all adjournments or postponements thereof (the “Meeting”), as instructed on the reverse side of this form or, if no instruction is given, “FOR” the election of each director nominee, “FOR” Proposals 2, 3 and 4, for “1 YEAR” on Proposal 5, and in each such proxyholder’s discretion upon any other matter that may properly come before the Meeting. If shares of the Company’s Common Stock are held on behalf of the undersigned under the Company’s Amended and Restated 401(k) Savings Plan (the “Plan”) and/or if the undersigned is entitled as a participant in the Company’s employee stock option plans to direct the vote of shares held by the Grantor Stock Ownership Trust (the “Trust”), this form serves to provide confidential voting instructions to the respective Trustee that votes the shares of the Plan and the Trust as to any and all such shares as to which the undersigned had the right to give voting instructions on February 11, 2011 to vote as instructed on the reverse side of this form or, if no instruction is given, “FOR” the election of each director nominee, “FOR” Proposals 2, 3 and 4, for “1 YEAR” on Proposal 5, and in the discretion of each of the above-named proxies upon any other matter that may properly come before the Meeting. PLEASE MARK, DATE AND SIGN THIS FORM AND RETURN IT PROMPTLY, OR USE THE INTERNET OR TELEPHONE OPTIONS DESCRIBED ON THE REVERSE SIDE OF THIS FORM, EVEN IF YOU PLAN TO ATTEND THE MEETING. VOTING INSTRUCTIONS IN RESPECT OF SHARES OF THE COMPANY’S COMMON STOCK REGISTERED WITH KB HOME’S TRANSFER AGENT MUST BE RECEIVED ON OR BEFORE 11:59 P.M. EASTERN TIME ON APRIL 6, 2011 TO BE COUNTED. VOTING INSTRUCTIONS TO THE RELEVANT TRUSTEES IN RESPECT OF PLAN SHARES AND TRUST SHARES, HOWEVER, MUST BE RECEIVED BY THE TRUSTEE ON OR BEFORE 11:59 P.M. EASTERN TIME ON APRIL 5, 2011 TO BE COUNTED. IF YOU DO NOT PROVIDE VOTING INSTRUCTIONS TO THE PLAN TRUSTEE, YOUR PLAN SHARES, IF ANY, WILL NOT BE VOTED. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side)